Exhibit 10.5

HEALTHCARE ROYALTY HOLDINGS, L.P.

(a Delaware Limited Partnership)

_______________________________________

AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

_______________________________________

Dated as of July [●], 2021

THE INTERESTS REPRESENTED BY THIS AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED, DISPOSED OF OR OTHERWISE TRANSFERRED AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

TABLE OF CONTENTS

-i-

-ii-

Schedule A   Schedule of Partners
Schedule B    Tax Representations

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AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

OF

HEALTHCARE ROYALTY HOLDINGS, L.P.

THIS AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (this “Agreement”) of Healthcare Royalty Holdings, L.P. (the “Partnership”), is made as of July [●], 2021, by and among the General Partner (as defined herein) and the Persons (as defined herein) whose names are set forth as Limited Partners (as defined herein) on Schedule A attached hereto.

RECITALS

WHEREAS, the General Partner has heretofore formed the Partnership under the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. § 17-101, et seq., as amended from time to time (the “Act”), by filing the Certificate of Limited Partnership of the Partnership with the office of the Secretary of State of the State of Delaware on April 30, 2021, and entering into a Limited Partnership Agreement of the Partnership, dated as of April 30, 2021 (the “Original Partnership Agreement”) with Healthcare Royalty, Inc. (the “Initial Limited Partner”);

WHEREAS, the parties hereto desire to continue the Partnership as a limited partnership under the Act and this Agreement;

WHEREAS, concurrently with the amendment and restatement of the Original Partnership Agreement, HCRX (as defined herein), the Partnership, the Feeder Fund (as defined herein) and certain other parties are entering into the Exchange Agreement (as defined herein), which agreement is integral to this Agreement; and

WHEREAS, the parties hereto desire to amend and restate the Original Partnership Agreement as set forth herein and permit the withdrawal of the Initial Limited Partner.

NOW, THEREFORE, in consideration of the mutual promises and obligations contained herein, the parties, intending to be legally bound, hereby agree to amend and restate the Original Partnership Agreement in its entirety as follows:

Article I

DEFINITIONS

Section 1.1            Definitions. The following terms used in this Agreement shall have the following meanings:

“Affiliate” shall mean, with respect to any specified Person, any Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the purposes of this definition “control,” when used with respect to any specified Person, shall mean the possession, directly or indirectly, of power to direct or cause the direction of the management or policies of such Person (whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise); provided, however, that customary approval and veto rights granted to minority equity holders of a Person shall not be deemed to constitute “Control” of such Person. The terms “Controlling” and “Controlled” shall have correlative meanings.

“Agreement” shall mean this Amended and Restated Limited Partnership Agreement, as amended, modified or supplemented from time to time.

“Applicable Party” means HCRX EPA, the Manager or an executive officer of the Manager or HCRX EPA (including Mr. Futch).

“Assumed Income Tax Rate” means the highest effective marginal combined U.S. federal, state and local income tax rate (including tax rates under Section 1411 of the Code) for a Fiscal Year (as defined in Schedule C) prescribed for an individual residing in New York City, New York, taking into account: (a) the deductibility of state and local income taxes for U.S. federal income tax purposes, if any, and (b) the character of the applicable income (e.g., long-term or short-term capital gain or ordinary or exempt); provided, however, that HCRX EPA shall be permitted to reasonably adjust the calculation of the Assumed Income Tax Rate in an equitable manner after taking into account the status of HCRX EPA and its direct and/or indirect partners, members, shareholders, or other beneficial owners of the Class C Unit as U.S. taxpaying individuals or entities, as applicable, in each case in its good faith discretion. Notwithstanding the foregoing, the Assumed Income Tax Rate can only be increased to the extent HCRX EPA provides evidence to the General Partner that HCRX EPA’s direct and/or indirect partners, members, shareholders, or other beneficial owners of the Class C Unit as U.S. taxpaying individuals or entities are actually subject to a tax rate that exceeds the highest effective marginal combined U.S. federal, state and local income tax rates (including tax rates under Section 1411 of the Code) prescribed for an individual residing in New York City, New York.

“Bankruptcy” means, with respect to any Person, if such Person (a) makes an assignment for the benefit of creditors, (b) files a voluntary petition in bankruptcy, (c) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (d) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (e) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, or (f) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or if 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 90 days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated.

“BBA Audit Rules” shall mean Subchapter C of Chapter 63 of the Code (Sections 6221 et seq.), as enacted by the Bipartisan Budget Act of 2015, as amended from time to time, and any Treasury Regulations, other guidance promulgated thereunder, and any similar U.S. state or local or non-U.S. legislation, regulations or guidance.

“Business” shall mean any and all activities and transactions which are determined by the General Partner to be necessary, convenient, desirable or incidental to holding any equity interest in HCRX Intermediate HoldCo, L.P. and any of its Subsidiaries.

“Business Day” shall mean a day which is not a Saturday, Sunday or a day on which banks located in the State of New York are authorized or required by law to be closed.

“Capital Account” shall mean, with respect to each Partner, the capital account maintained for such Partner in accordance with Section 7.4.

“Capital Contribution” shall mean, with respect to each Partner, any contribution to the Partnership in money or other property (at such other property’s initial Gross Asset Value) by such Partner whenever made.

“Cause” will exist where (i) an Applicable Party has committed (or in the case of Applicable Parties who are executives, caused HCRX EPA or the Manager to commit) a material breach of a material provision of the certificate of incorporation or bylaws of HCRX, the Certificate of Limited Partnership or this Agreement, or the Management Agreement; (ii) an Applicable Party has committed (or in the case of Applicable Parties who are executives, caused HCRX EPA or the Manager to commit) willful misconduct in connection with the performance of its duties under the terms of the certificate of incorporation or bylaws of HCRX, the Certificate of Limited Partnership or this Agreement, or the Management Agreement, (iii) there is a voluntary bankruptcy petition filed by an Applicable Party for itself, or (iv) there is a determination by any court with proper jurisdiction that an Applicable Party has committed an intentional felony or engaged in any fraudulent conduct, in each such case of clauses (ii) and (iv) which has a material adverse effect on the business, assets or condition (financial or otherwise) of HCRX or any of its Affiliates.

“Certificate of Limited Partnership” shall mean the Certificate of Limited Partnership of the Partnership and any and all amendments thereto or restatements thereof filed by the General Partner with the office of the Secretary of State of the State of Delaware pursuant to the Act.

“Class A Common Stock” means the Class A Common Stock of HCRX, par value $0.01 per share, or the common stock or other equity securities for which such common stock has been converted.

“Class A Units” shall mean any Units that are designated as Class A Units on Schedule A attached hereto.

“Class B Common Stock” means the Class B Common Stock of HCRX, par value $0.01 per share, or the common stock or other equity securities for which such common stock has been converted.

“Class B Units” shall mean any Units that are designated as Class B Units on Schedule A attached hereto.

“Class C Unit” shall mean the Unit that is designated as the Class C Unit on Schedule A attached hereto.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any superseding federal tax law. A reference herein to a specific section (§) of the Code refers not only to such specific section of the Code, but also to any corresponding provision of any superseding federal tax statute, as such specific section of the Code or such corresponding provision is in effect on the date of application of the provisions of this Agreement containing such reference.

“Covered Person” shall mean any Partner (including the General Partner), as applicable, any Affiliate of a Partner (including the Manager), and any director, officer, stockholder, partner, member, manager, trustee, employee or agent of the Partnership, a Partner or any Affiliate thereof, and the Partnership Representative of the Partnership; provided, that in no event shall any stockholder of HCRX (or an Affiliate of such stockholder), be a Covered Person hereunder by virtue of the fact that such Person is a stockholder of HCRX; provided further, that in no event shall any limited partner of the Limited Partners be a Covered Person hereunder by virtue of the fact that such Person is a limited partner of a Limited Partner.

“Depreciation” shall mean, in any Fiscal Year (or other period), an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for federal income tax purposes, except that: (a) with respect to any asset the Gross Asset Value of which differs from its adjusted tax basis for federal income tax purposes and which difference is being eliminated by use of the “remedial method” defined by Treasury Regulations Section 1.704-3(d), Depreciation for such Fiscal Year (or other period) shall be the amount of book basis recovered for such Fiscal Year (or other period) under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2); and (b) with respect to any other asset whose Gross Asset Value differs from its adjusted tax basis, Depreciation shall be determined in accordance with the methods used for federal income tax purposes and shall equal the amount that bears the same ratio to the Gross Asset Value of such asset as the depreciation, amortization or other cost recovery deduction computed for federal income tax purposes with respect to such asset bears to the adjusted federal income tax basis of such asset; provided, however, that if any such asset that is depreciable or amortizable has an adjusted federal income tax basis of zero, then the rate of Depreciation shall be as determined by the General Partner.

“Distributable Cash” shall mean all cash, revenues and funds received by the Partnership and its Subsidiaries from the Partnership’s and its Subsidiaries’ operations and assets, less the sum of the following to the extent paid or set aside by the Partnership or its Subsidiaries, as applicable: (a) all principal and interest payments on indebtedness of the Partnership and its Subsidiaries and all other sums paid to lenders with respect to the Partnership and its Subsidiaries; (b) all cash expenditures incurred in the normal operation of the business of the Partnership and its Subsidiaries; and (c) such reserves as the General Partner deems reasonably necessary for the proper operation of the Business.

“Entity” shall mean any partnership (general or limited), limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust or foreign business organization or other legal entity.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

“Exchange Agreement” shall mean the Exchange Agreement, dated as of the date hereof, by and among HCRX, HCRX CH, Inc., the Partnership, the Feeder Fund, and such other holders of Class B Units from time to time party thereto, as it may be amended and/or restated from time to time in accordance with its terms.

“fair market value” shall mean, with respect to any property or asset (other than cash) (including any Units and any other equity securities of the Partnership), the price at which such property or asset is likely to be sold in an arm’s-length transaction between a willing and able buyer and a willing and able seller, neither of which is an Affiliate of a Partner or of the other, based on the then prevailing market conditions. “Fair market value” shall be determined by the General Partner.

“Feeder Fund” means HCRX Feeder Fund, L.P., a Delaware limited partnership.

“Fiscal Year” shall mean (a) the period commencing upon the date hereof and ending on December 31, 2021, (b) any subsequent twelve (12) month period commencing on January 1 and ending on December 31, or (c) any portion of the period described in clause (b) of this sentence ending on the date on which a certificate of cancellation of the Certificate of Limited Partnership is filed in accordance with the Act; provided, in each case unless changed by the General Partner or such other period as may be required by the Code.

“GAAP” means generally accepted accounting principles in the United States.

“General Partner” shall mean HCRX Master GP, LLC, a Delaware limited liability company, and shall include any Person who becomes an additional, successor or substitute General Partner of the Partnership pursuant to the provisions of this Agreement, in each case, in such Person's capacity as a general partner of the Partnership.

“Gross Asset Value” shall mean, with respect to any asset of the Partnership, such asset’s adjusted basis for federal income tax purposes, except as follows:

(a)       the initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the General Partner;

(b)       the Gross Asset Value of all assets of the Partnership shall be adjusted to equal their respective gross fair market values, as determined by the General Partner as of the following times: (i) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution to the Partnership; (ii) the distribution by the Partnership of more than a de minimis amount of the property of the Partnership as consideration for an interest in the Partnership; (iii) the liquidation of the Partnership within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); and (iv) at any other time specified in Treasury Regulations Section 1.704-1(b)(2)(iv)(f)(5); provided, however, that adjustments pursuant to Clauses (i), (ii) and (iv) of this sentence shall be made only if the General Partner determines that such adjustments are necessary or appropriate to reflect the relative economic interests in the Partnership of the Partners;

(c)       the Gross Asset Value of any asset of the Partnership that is distributed to any Partner shall be the gross fair market value of such asset on the date of distribution, as determined by the General Partner; and

(d)       the Gross Asset Values of assets of the Partnership (including intangible assets, such as goodwill) shall be increased (or decreased) to reflect any adjustments to the adjusted bases of such assets pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and Paragraph (f) of the definition of “Profits” and “Losses” below; provided, however, that Gross Asset Values shall not be adjusted pursuant to this Paragraph (iv) to the extent the General Partner determines that an adjustment pursuant to Paragraph (ii) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this Paragraph (d).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to Paragraph (a), (b) or (d) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing the Profits and Losses of the Partnership.

“HCRX” shall mean Healthcare Royalty, Inc., a Delaware corporation.

“HCRX Board” shall mean the board of directors of HCRX.

“HCRX EPA” shall mean HCRX EPA Holdings, LLC, a Delaware limited liability company.

“IPO” shall mean the initial public offering of HCRX.

“Legacy HCR Partnerships” means Healthcare Royalty Partners III, L.P., Healthcare Royalty Partners III-A, L.P., Healthcare Royalty Partners IV, L.P., Healthcare Royalty Partners IV-A, L.P., HCR Canary Fund, L.P., HCR Molag Fund, L.P., HCRP Overflow Fund, L.P., HCR Stafford Fund, L.P., HCR H.O.P. Fund, L.P., PPCF Harris Feeder LP, and HCR Potomac Fund, L.P., each a Delaware limited partnership.

“Limited Partner” shall mean any Person admitted as a limited partner of the Partnership pursuant to this Agreement and named as such on Schedule A attached hereto, including any Person admitted as an additional limited partner of the Partnership pursuant to the provisions of this Agreement, in its capacity as a limited partner of the Partnership, and “Limited Partners” shall mean two (2) or more of such Persons when acting in their capacities as limited partners of the Partnership.

“Limited Partner Interest” shall mean a Limited Partner’s entire limited partner interest in the Partnership.

“Majority Class A Limited Partners” shall mean the Limited Partners holding a majority of the Class A Units.

“Majority Class B Limited Partners” shall mean the Limited Partners holding a majority of the Class B Units; provided that with respect to any matter in which the Feeder Fund is entitled to vote as a Limited Partner, the Percentage Interests of the Feeder Fund shall be voted or abstained on such matter in the same manner and proportions as interests in the Feeder Fund are voted and/or abstained on such matter.

“Majority Limited Partners” shall mean the Limited Partners holding, in the aggregate, more than 50% of the Partnership’s Percentage Interests.

“Management Agreement” shall mean that certain Management Agreement, dated as of July [●], 2021, by and among the Partnership, HCRX Intermediate HoldCo, L.P., HCRX Investments HoldCo, L.P., and the Manager, as amended from time to time.

“Manager” shall mean HCRX Management, LLC, a Delaware limited liability company.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.752-1(a)(2).

“Partner Nonrecourse Debt” shall have the meaning set forth in Treasury Regulations Section 1.704-2(b)(4).

“Partner Nonrecourse Deductions” shall have the meaning set forth in Treasury Regulations Section 1.704-2(i)(2).

“Partners” shall mean, collectively: (a) the General Partner; and (b) the Limited Partners.

“Partnership Minimum Gain” shall have the same meaning as the term “partnership minimum gain” set forth in Treasury Regulations Section 1.704-2(b)(2) and 1.704-2(d).

“Percentage Interest” shall mean, with respect to any Partner, as of any date of determination, such Partner’s interest in the Partnership expressed as a portion of one hundred percent (100%), as shown on Schedule A attached hereto, determined by dividing (a) the total number of Class A Units and Class B Units held by such Limited Partner as of such date by (b) the total number of Class A Units and Class B Units outstanding as of such date. The holder of Class C Units shall at all times have a Percentage Interest equal to zero.

“Permitted Transfer” shall mean a Transfer that occurs by operation of law, including the laws of descent and distribution; provided, however, a Transfer that occurs by merger is not a Permitted Transfer.

“Persons” shall mean any individual or Entity.

“Profits” and “Losses” shall mean, for any Fiscal Year (or other period), an amount equal to the taxable income or loss of the Partnership as determined for federal income tax purposes, with the following adjustments:

(a)       such taxable income or loss shall be increased by the amount, if any, of tax-exempt income received or accrued by the Partnership not otherwise taken into account in determining Profit and Loss;

(b)       such taxable income or loss shall be reduced by the amount, if any, of all expenditures of the Partnership (not otherwise taken into account in determining Profit and Loss) described in Section 705(a)(2)(B) of the Code, including expenditures treated as described therein under Section 1.704-1(b)(2)(iv)(i) of the Treasury Regulations;

(c)       items of income, gain, deductions or losses specially allocated pursuant to Section 8.3(a) in any year shall be excluded from the calculation of such taxable income or loss for such year;

(d)       if the Gross Asset Value of any asset is adjusted pursuant to clause (b) or (c) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account, immediately prior to the event giving rise to such adjustment, as gain or loss from the disposition of such asset for purposes of computing Profit or Loss;

(e)       gain or loss resulting from any disposition of any asset with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the asset disposed of, notwithstanding that such Gross Asset Value differs from the adjusted tax basis of such asset;

(f)       in lieu of the depreciation, amortization, or other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such taxable year; and

(g)       to the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profit or Loss.

“Record Date” shall mean the date established by the General Partner pursuant to Section 4.1 as the record date for purposes of any entitlement hereunder or any other purpose as determined by the General Partner.

“Reorganization Agreement” shall mean that certain Agreement and Plan of Reorganization, dated as of June [●], 2021, by and among HealthCare Royalty Management, LLC, HCRX, the Partnership, the Feeder Fund and certain other parties, as it may be amended and/or restated from time to time in accordance with its terms.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Subsidiary” shall mean, with respect to any Person, another Person controlled by such Person directly or indirectly through any other Subsidiary of such Person or in which such Person owns directly or indirectly through any other Subsidiary of such Person more than 50% of the outstanding common stock or other outstanding equity securities ordinarily entitled to vote in such Person.

“Substitute Limited Partner” shall mean a transferee of all or a portion of a Limited Partner’s Units that becomes a Limited Partner as provided herein and succeeds, to the extent of the Units transferred, to the rights and powers and becomes subject to the restrictions and liabilities of the transferor Limited Partner. For the avoidance of doubt, a transferee of Units pursuant to the Exchange Agreement is a Substitute Limited Partner.

“Treasury Regulations” shall mean the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of superseding regulations).

“Unit” shall mean a partnership interest in the Partnership that is designated as a “Unit” and shall include the Class A Units, the Class B Units and the Class C Unit.

Section 1.2            Cross References. Each of the following terms shall have the meaning assigned thereto in the Section of this Agreement set forth below opposite such term:

Term	Section
Act	Recitals
Agreement	Preamble
Cause Event	Section 7.2(c)
Covered Losses	6.2(a)
Cure	Section 7.2(d)(iii)
Cure Period	Section 7.2(d)(iii)
Deficit Partner	8.3(a)(v)
EPA Advance	Section 7.2(e)(i)
EPA Advance Amount	Section 7.2(e)(i)
Partnership	Preamble
Partnership Representative	8.10(a)
Performance Amount	Section 8.14(c)
Regulatory Allocations	8.3(a)(vi)
Side Letter	Section 11.2(a)
Side Letter Grantee	Section 11.2(a)
Tax Excess	8.6(b)
Tax Liability	8.6(b)
Transfer	Section 9.2(a)
Transferable	Section 9.2(a)
Transfer Expenses	Section 9.2(g)

Section 1.3            Construction. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof. The definitions in this Article I shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Articles, Sections and Schedules shall be deemed to be references to Articles and Sections of, and Schedules to, this Agreement unless the context shall otherwise require. All Schedules attached hereto shall be deemed incorporated herein as if set forth in full herein and, unless otherwise defined therein, all terms used in any Schedule shall have the meaning ascribed to such term in this Agreement. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” A reference to any party to this Agreement or any other agreement or document shall include such party’s predecessors, successors and permitted assigns. All accounting terms not defined in this Agreement shall have the meanings determined by GAAP. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any agreement, instrument, law or statute defined or referred to herein means such agreement, instrument, law or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of laws or statutes) by succession of comparable successor laws or statutes and references to all attachments thereto and instruments incorporated therein. Unless otherwise expressly specified herein, including any allocation to be made among all Partners or a group of Partners “on a pro rata basis” or “ratably” shall be made in proportion to the Percentage Interests of such Partners or group of Partners immediately prior to the transaction with respect to which such allocation is being made.

Article II

CONTINUATION OF PARTNERSHIP

Section 2.1            Continuation.

(a)               Continuation. The Partnership was formed on April 30, 2021, pursuant to the provisions of the Act, upon the filing of the Certificate of Limited Partnership with the Secretary of State of the State of Delaware. The parties hereto hereby continue the Partnership as a limited partnership under and pursuant to the provisions of the Act and agree that the rights, duties and liabilities of the Partners shall be as provided in the Act, except as otherwise provided herein.

(b)               Schedule A attached hereto shall be updated from time to time as is necessary to accurately reflect the information contained therein, including the admission of additional Limited Partners. Any revision to Schedule A attached hereto made in accordance with this Agreement shall not be deemed an amendment to this Agreement. Any reference in this Agreement to Schedule A attached hereto shall be deemed to be a reference to Schedule A attached hereto, as amended and in effect from time to time.

Section 2.2            Name. The name of the Partnership heretofore formed and continued hereby is Healthcare Royalty Holdings, L.P. The name of the Partnership may be changed from time to time by the General Partner, and upon such change an appropriate amendment to the Certificate of Limited Partnership shall be filed as required by the Act. Notwithstanding any other provision of this Agreement (including Section 11.3), the General Partner may, without the consent of any other Person, amend this Agreement to reflect a change in the name of the Partnership.

Section 2.3            Principal Place of Business. The principal place of business of the Partnership shall be located at 300 Atlantic St., Suite 600, Stamford, Connecticut 06901. The General Partner may hereafter change the principal place of business of the Partnership to such other place or places as the General Partner may determine from time to time. The Partnership may maintain such other offices at such other places as the General Partner deems advisable.

Section 2.4            Registered Office and Registered Agent. The address of the Partnership’s registered office in Delaware shall be Corporation Service Company, 251 Little Falls Drive, City of Wilmington, County of New Castle, State of Delaware 19808. The General Partner of the Partnership generally may at any time and from time to time designate another registered office. The name and address of the registered agent of the Partnership for service of process on the Partnership in the State of Delaware initially is Corporation Service Company, 251 Little Falls Drive, City of Wilmington, County of New Castle, State of Delaware 19808. The General Partner may at any time and from time to time designate another registered agent.

Section 2.5            Purposes and Powers.

(a)               Subject to Section 2.5(b), the Partnership is formed for the purpose of, directly and indirectly, engaging in the Business and in any and all activities and transactions which are necessary, convenient, desirable or incidental to the foregoing and in any lawful business, act or activity related thereto as the General Partner may determine from time to time and for which a limited partnership may be organized under the Act, and engaging in any and all activities necessary, convenient, desirable or incidental to the foregoing.

(b)               The Partnership shall have authority to engage in any lawful business, purpose or activity permitted by the Act, and shall possess and may exercise all of the powers and privileges granted by the Act, together with any powers incidental thereto, including such powers or privileges as are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Partnership, in each case, as the General Partner (or any officer pursuant to delegated authority) may determine.

Section 2.6            Term. The Partnership shall have a perpetual existence unless the Partnership is dissolved and terminated in accordance with the provisions of this Agreement.

Article III

PARTNERS

Section 3.1            Admission of Partners; Withdrawal of Initial Limited Partner; Authorization of Reorganization Transactions.

(a)               General Partner. HCRX Master GP, LLC hereby continues as the General Partner of the Partnership and agrees to continue the Partnership without dissolution in accordance with this Agreement and the Act. The mailing address of the General Partner is set forth on Schedule A attached hereto.

(b)               Interests. The Limited Partner Interests shall be adjusted from time to time to reflect a Transfer of all or a portion of a Limited Partner’s Limited Partner Interest to the extent permitted by this Agreement. The names and addresses of each Limited Partner, the number of Units held by each Limited Partner and each Limited Partner’s Percentage Interest shall be listed on Schedule A attached hereto and shall be adjusted and updated from time to time by the General Partner in accordance with this Agreement.

(c)               Withdrawal of Initial Limited Partner. The Initial Limited Partner shall be deemed to have withdrawn from the Partnership as a limited partner of the Partnership immediately following the admission of Limited Partners on the date hereof, and the Partnership shall as soon as practicable repay to the Initial Limited Partner the Initial Limited Partner’s Capital Contribution, if any, without any interest thereon or deduction therefrom, and upon the receipt thereof the Initial Limited Partner shall thereafter have no further interest as a Limited Partner in the Partnership.

(d)               Acquisition of Units by Feeder Fund, HCRX and HCRX EPA. Notwithstanding anything other provision in this Agreement, without the consent of any Partner or any other Person otherwise bound by this Agreement being required, the Partnership hereby issues to (a) the Feeder Fund, Class B Units, (b) HCRX, Class A Units, and (c) HCRX EPA, the Class C Unit, in each case in such amounts as are reflected on Schedule A hereto and each of the Feeder Fund, HCRX and HCRX EPA is hereby admitted as (or continues as) a limited partner of the Partnership.

(e)               Buyback Transaction. Immediately following the IPO Closing (as defined in the Reorganization Agreement), the Partnership, and the General Partner on behalf of the Partnership, is authorized to, without the consent of any other Partner or any other Person required, use all or a portion of the net proceeds of the Debt Financing (as defined in the Reorganization Agreement) to repurchase Class B Units from the Feeder Fund based on the IPO Price (as defined in the Reorganization Agreement), and the Feeder Fund will use the proceeds from such repurchase of Class B Units to repurchase partnership interests of the Feeder Fund from the Feeder Fund’s limited partners.

(f)               Specific Authorization. Notwithstanding any duty existing at law, in equity, or otherwise, the Partnership, and the General Partner on behalf of the Partnership (on its own behalf or on behalf of its Subsidiaries), may enter into and perform the Management Agreement, the Exchange Agreement, any other Reorganization Document (as defined in the Reorganization Agreement) to which the Partnership or its Subsidiaries is a party and any documents contemplated by or related to the Reorganization Transactions (as defined in the Reorganization Agreement) or the IPO, without any further act, vote or approval of any Person, including any Partner, notwithstanding any other provision of this Agreement (including Section 5.6). The General Partner is hereby authorized to enter into the documents described in the preceding sentence on behalf of the Partnership, but such authorization shall not be deemed a restriction on the power of the General Partner to enter into other documents on behalf of the Partnership.

Section 3.2            Admission of Additional Limited Partners. The General Partner may, without the consent of the Limited Partners, issue additional Limited Partner Interests and admit additional Persons to the Partnership as Limited Partners, and such Persons shall make Capital Contributions, and may participate in the profits, losses, distributions, allocations and Capital Contributions upon such terms as are established by the General Partner. After the date hereof, a Person shall be admitted as a Limited Partner at the time: (a) all conditions to such Person’s admission pursuant to this Agreement have been satisfied, including those set forth in Article IX, as applicable, as determined by the General Partner, and (b) such Person executes this Agreement or a counterpart signature page to this Agreement. Following admission as a Limited Partner, such Person shall be listed by the General Partner as a Limited Partner on Schedule A attached hereto. Notwithstanding the foregoing, after the date hereof, there shall be no additional admissions of Persons to the Partnership as Limited Partners, except in connection with a Transfer or as required pursuant to the Exchange Agreement.

Section 3.3            Voting Rights.

Unless otherwise required by a non-waivable provision of the Act or this Agreement, all actions, approvals and consents to be taken or given by the Limited Partners under the Act, this Agreement or otherwise shall solely require the affirmative vote or written consent of the Majority Class A Limited Partners. Each Limited Partner shall be entitled to one vote per Class A Unit and one vote per Class B Unit that it holds with respect to any matters to which the Limited Partner holding such Units are entitled to vote pursuant to this Agreement. Notwithstanding anything to the contrary contained in this Agreement, the General Partner (i) may allow, in its sole discretion, any Limited Partner and (ii) shall allow the Feeder Fund to split its vote on any matter brought before the Limited Partners that requires the vote or consent of the Limited Partners pursuant to this Agreement so that a portion of such Limited Partner’s Percentage Interest is voted for and/or against a matter, or a portion may abstain from voting.

Section 3.4            Limitation of Liability of Limited Partners.

(a)               Except as otherwise expressly required by the Act, a Limited Partner, in its capacity as such, shall have no liability in excess of (i) the amount of its Capital Contribution, (ii) its share of any undistributed profits and assets of the Partnership, (iii) its obligation to make other payments expressly provided for in this Agreement, and (iv) the amount of any distributions from the Partnership wrongfully distributed to it (to the extent such distributions are required to be returned pursuant to the Act or applicable law). It is the intent of the parties hereto that no distribution to any Limited Partner shall be deemed a return of any money or other property in violation of the Act. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, a Limited Partner is obligated to return such money or property, such obligation shall be the obligation of such Limited Partner and not of the General Partner or any other Limited Partner.

(b)               No Limited Partner, in its capacity as such, shall take part in the day-to-day management, operation or control of the business and affairs of the Partnership. No Limited Partner shall have any right, power or authority to transact any business in the name of the Partnership or to act for or on behalf of or to bind the Partnership. A Limited Partner shall have no rights other than those specifically provided herein or the Act.

(c)               A Limited Partner or an employee, agent, director or officer of a Limited Partner may also be an employee, agent, director or officer of the Partnership or the General Partner. The existence of these relationships and acting in such capacities will not result in a Limited Partner’s being deemed to be participating in the control of the business of the Partnership or otherwise affect the liability of such Limited Partner or the Person so acting.

Section 3.5             Priority and Return of Capital. Except as may be expressly provided herein, no Limited Partner shall have priority over any other Limited Partner, either as to the return of Capital Contributions or as to the Profits, Losses or distributions with respect to the Partnership.

Section 3.6            Representations and Warranties. Each Limited Partner, upon executing this Agreement (or counterpart signature to this Agreement), hereby represents and warrants to the General Partner and the Limited Partners who have also executed this Agreement that: (a) such Limited Partner has knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in the Partnership and making an informed investment decision with respect thereto; (b) such Limited Partner has received, reviewed and evaluated all information necessary to assess the merits and risks of its investment in the Partnership and has had answered to its satisfaction any questions regarding such information; (c) such Limited Partner is able to bear the economic and financial risk of an investment in the Partnership for an indefinite period of time; (d) such Limited Partner is acquiring such Limited Partner’s interest in the Partnership for its sole benefit and account, for investment only and not with a view to, or for resale in connection with, any distribution to the public or public offering thereof; (e) (i) if such Limited Partner is an entity, the execution, delivery and performance of this Agreement have been duly authorized by such Limited Partner and (ii) if such Limited Partner is a natural Person, such Limited Partner has full legal capacity to enter into and perform his or her obligations under this Agreement; (f) the execution, delivery and performance of this Agreement do not require such Limited Partner to obtain any consent or approval that has not been obtained and do not contravene or result in a default under any provision of any law or regulation applicable to such Limited Partner or other governing documents or any agreement or instrument to which such Limited Partner is a party (if such Limited Partner is an entity) or by which such Limited Partner is bound; (g) the determination of such Limited Partner to acquire such Limited Partner’s interest in the Partnership has been made by such Limited Partner independent of any other Partner and independent of any statements or opinions as to the advisability of such purchase or as to the properties, business, prospects or condition (financial or otherwise) of the Partnership, the General Partner and their respective Subsidiaries which may have been made or given by any other Partner or any agent or employee of any other Partner; (h) this Agreement is valid, binding and enforceable against such Limited Partner in accordance with its terms, except as limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to creditors’ rights generally and (ii) general principles of equity, whether such enforceability is considered in a proceeding in equity or at law; and (i) such Limited Partner is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

Article IV

MEETINGS OF LIMITED PARTNERS

Section 4.1            Record Date. For the purpose of determining Limited Partners entitled to notice of or to vote at any meeting of Limited Partners or any adjournment thereof, or Limited Partners entitled to receive payment of any distribution, or in order to make a determination of Limited Partners for any other purpose, the General Partner may set a Record Date for such determination of Limited Partners. When a determination of Limited Partners entitled to vote at any meeting of Limited Partners has been made as provided in this Section 4.1, such determination shall apply to any adjournment thereof (unless such adjournment continues for more than 60 days).

Section 4.2            Action Without a Meeting. Any action required or permitted to be taken at a meeting of Limited Partners may be taken without a meeting and without prior notice if the General Partner receives written consents approving such action by the Majority Class A Limited Partners, or, in the case of actions requiring the consent of the holders of Class B Units or the holder of the Class C Unit, if the General Partner receives written consents approving such action by the Majority Class B Limited Partners or the holder of the Class C Unit, as applicable.

Article V

MANAGEMENT

Section 5.1            Management and Control of the Partnership. Except as otherwise expressly provided in this Agreement, the Business and affairs of the Partnership shall be exclusively managed, operated and controlled by the General Partner, and the General Partner shall have full, exclusive and complete discretion to manage and control the business and affairs of the Partnership, to make all decisions affecting the business and affairs of the Partnership, and to take all actions as it deems necessary, convenient, desirable, or appropriate to accomplish the purposes of the Partnership as set forth herein. Any action taken by the General Partner, and the signature of the General Partner on any agreement, contract, instrument or other document on behalf of the Partnership, shall be sufficient to bind the Partnership and shall conclusively evidence the authority of the General Partner to act for the Partnership.

Section 5.2            Powers of General Partner. Except as otherwise expressly provided herein, the General Partner (acting on behalf of the Partnership), shall have the right, power and authority, in the management of the business and affairs of the Partnership, to do or cause to be done any and all acts, at the expense of the Partnership, deemed by the General Partner to be necessary, convenient, desirable, or appropriate to effectuate the business, purposes and objectives of the Partnership. The Partnership shall be operated in such a manner as the General Partner determines to be reasonable and necessary or appropriate to preserve the limited liability of the Limited Partners.

Section 5.3            Management Agreement. The Partnership, shall enter into the Management Agreement with the Manager to assist the General Partner in performing its duties under this Agreement which may include, without limitation, (a) sourcing, identifying and evaluating prospective Royalty Investments, (b) structuring and negotiating the acquisition and disposition of Royalty Investments on behalf of the Partnership, (c) monitoring Royalty Investments and (d) performing the day-to-day investment and administrative operations of the Partnership; provided, however, that such contract shall not relieve the General Partner of any of its duties and obligations hereunder pursuant to applicable law. If for any reason the Management Agreement should terminate prior to the dissolution of the Partnership, the General Partner shall provide, or arrange for a successor service provider to provide, to the Partnership the services previously provided by the Manager.

Section 5.4           Partnership Books. The General Partner shall keep or cause to be kept full and true books of account maintained in accordance with GAAP consistently applied and in which shall be entered fully and accurately each transaction of the Partnership. Such books of account, together with a copy of this Agreement and of the Certificate of Limited Partnership, shall at all times be maintained at the principal place of business of the Partnership.

Section 5.5            Fiduciary Obligations; Outside Businesses.

(a)               Notwithstanding any other provision of this Agreement or any duty otherwise existing at law or in equity, to the fullest extent permitted by law, including Section 17-1101(d) of the Act, no Partner other than the General Partner, but solely in its capacity as the General Partner, shall, in its capacity as a Partner, have any fiduciary or other duties to the Partnership, to any other Partner or any other Person bound by this Agreement, other than any duties expressly set forth in this Agreement; provided, however, that the foregoing shall not eliminate the implied covenant of good faith and fair dealing. To the extent that any Partner, other than the General Partner in its capacity as such, has any liabilities or duties at law or in equity in its capacity as a Partner, including fiduciary duties or other standards of care, such liabilities and duties are hereby expressly eliminated and disclaimed by the Partnership, the Partners and any other Person bound by this Agreement to the fullest extent permitted by law.

(b)               The General Partner, in its capacity as such, shall owe the same fiduciary duties to the Partnership and the Limited Partners as are owed by directors of a Delaware corporation to such corporation and its stockholders. For the avoidance of doubt, the fiduciary duties described in this Section 5.5(b) shall not be limited by the fact that the General Partner shall be permitted to take certain actions in its discretion hereunder.

(c)               Any Limited Partner and any Affiliate of any Limited Partner (including, for the avoidance of doubt, HCRX, HCRX Intermediate HoldCo, L.P., their Subsidiaries and HCRX Management LLC) may engage in or possess an interest in other profit-seeking or business ventures of any kind, nature or description, independently or with others, whether or not such ventures are competitive with the Partnership and the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Limited Partner. No Limited Partner who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Partnership shall have any duty to communicate or offer such opportunity to the Partnership, and such Limited Partner shall not be liable to the Partnership or to the other Partners for breach of any fiduciary or other duty by reason of the fact that such Limited Partner pursues or acquires for, or directs such opportunity to another Person or does not communicate such opportunity or information to the Partnership. Neither the Partnership nor any Partner shall have any rights or obligations by virtue of this Agreement or the partnership relationship created hereby or thereby in or to such independent ventures or the income or profits or losses derived therefrom, and the pursuit of such ventures, even if competitive with the activities of the Partnership, shall not be deemed wrongful or improper.

Section 5.6            Relationships with Affiliates. The General Partner may cause the Partnership to enter into any agreement or contract with the General Partner, any Affiliate of the General Partner, any Limited Partner, any Affiliate of a Limited Partner or any agent of the General Partner or the Partnership without the prior approval of any Partner; provided, that any such agreement or contract shall contain substantially such terms and conditions as would be contained in a similar agreement or contract entered into by the Partnership as the result of arm’s-length negotiations from a comparable unaffiliated and disinterested third party.

Section 5.7            Title to Assets. Title to assets of the Partnership, whether real, personal or mixed, tangible or intangible, shall be deemed to be owned by the Partnership, and no Partner, individually or collectively, shall have any ownership interest in such assets or any portion thereof.

Section 5.8            Reliance by Third Parties. Any Person may rely upon a certificate signed by the General Partner as to (a) the identity of the General Partner or Limited Partners, (b) any factual matters relevant to the affairs of the Partnership, (c) the Persons who are authorized to execute and deliver any document on behalf of the Partnership or (d) any action taken or omitted by the Partnership, the General Partner or any Limited Partner with respect to the business of the Partnership.

Section 5.9            Meetings and Action of the General Partner. Any action that is permitted to be taken by the General Partner on behalf of the Partnership may be taken by written consent of the General Partner or by any other means determined by such General Partner. The General Partner shall not be required to hold a meeting in order to take action on any matter.

Section 5.10        Reimbursement of Expenses. The Partnership shall reimburse the General Partner for all ordinary and reasonably necessary out-of-pocket expenses incurred by the General Partner in accordance with this Agreement on behalf of the Partnership.

Article VI

INDEMNIFICATION AND EXCULPATION

Section 6.1            Exculpatory Provisions.

(a)               Notwithstanding any provision of this Agreement to the contrary, whether express or implied, or obligation or duty at law or in equity, no Covered Person shall be liable to the Partnership or any other Covered Person bound by this Agreement for any loss incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the General Partner or the Partnership or any of their respective Subsidiaries and in a manner reasonably believed to be within the scope of the authority conferred upon such Covered Person by this Agreement or the General Partner, except that a Covered Person shall be liable for any such losses incurred by reason of such Covered Person’s gross negligence, fraud or willful misconduct.

(b)               A Covered Person shall be, to the fullest extent permitted by law, fully protected in relying in good faith upon the records of the General Partner or the Partnership and upon such information, opinions, reports, statements or other documents presented to the General Partner or the Partnership by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected by or on behalf of the General Partner or the Partnership including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the existence and amount of assets from which distributions to Partners might properly be paid.

Section 6.2            Indemnification of General Partner and Other Covered Persons.

(a)               To the fullest extent permitted by applicable law but subject to the limitations set forth in this Section 6.2, the Partnership shall indemnify and hold harmless the General Partner and each other Covered Person who was or is made a party or is threatened to be made a party to any threatened, pending or completed action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Partnership or the General Partner, as applicable, to procure a judgment in its favor, by reason of (i) the fact that such Covered Person is or was a Limited Partner, General Partner, Affiliate of a Partner or General Partner, or an officer, director, stockholder, partner, member, manager, trustee, employee or agent of the Partnership or the General Partner or any Affiliate thereof, (ii) the fact that such Covered Person is or was serving at the request of the Partnership, the General Partner, or any of the Partnership’s Subsidiaries as an Affiliate, partner, member, director, officer, manager, trustee, stockholder, partner, member, employee or agent of another Person or (iii) any act or omission or alleged act or omission performed or omitted to be performed on behalf of the Partnership or the General Partner or any Subsidiary of the Partnership, as applicable, or otherwise in connection with the Business, or the General Partner, as applicable, against all expenses, including reasonable attorneys’ fees and disbursements, judgments, fines, losses, damages, liabilities, claims and amounts paid in settlement actually and reasonably incurred by such Covered Person (“Covered Losses”) in connection with such action, suit, claim or proceeding. Notwithstanding anything to the contrary set forth herein, (A) the Partnership will not be required to indemnify a Covered Person in connection with an action, suit, claim or proceeding commenced by such Covered Person (including by way of a counterclaim) or commenced against such Covered Person by the Partnership or the General Partner or any of the Partnership’s Subsidiaries unless the commencement of the action, suit, claim or proceeding (or part thereof) by such Covered Person was approved in writing by the General Partner and (B) no indemnification shall be provided to or on behalf of any Covered Person if a judgment or other final adjudication adverse to such Covered Person establishes that his or her acts constituted gross negligence, fraud or willful misconduct, and (C) the rights to indemnification set forth in this Section 6.2 shall not apply to any Covered Losses to the extent incurred as a result of an action, suit or proceeding which is an internal dispute exclusively between the General Partner and its members, managers, officers, directors, employees or Affiliates.

(b)               Any indemnification payment shall be payable only out of and to the extent of the Partnership’s assets and no Covered Person shall have any liability therefor.

(c)               To the extent permitted by applicable law, the Partnership shall pay expenses incurred in defending any action, suit, claim or proceeding described in subsection (a) above (including reasonable legal fees and expenses of counsel and other experts) in advance of the final disposition of such action, suit, claim or proceeding upon receipt by the Partnership of an undertaking from the Covered Person, in form satisfactory to the General Partner, to repay such amount if it shall be finally determined by a court of competent jurisdiction that the Covered Person is not entitled to be indemnified as authorized by subsections (a) or (b) above.

(d)               The Partnership (i) shall be required to advance the full amount of expenses incurred by a Covered Person, provided, however, that in such instance such Covered Person is not defending an action, suit, claim or proceeding against such Covered Person by Majority Limited Partners, and (ii) shall be liable for the full amount of all Covered Losses to the extent legally permitted and as required by the terms of this Agreement (or any other agreement between the Partnership and such Covered Person), without regard to any rights that the Covered Person may have against any other Person or any of their respective Affiliates.

(e)               Any Covered Person who desires to make a claim against the Partnership for indemnification under this Section 6.2 shall notify the Partnership of the action, suit, claim or proceeding which is the basis of such claim as soon as reasonably practicable after becoming aware of such claim. Failure or delay to give such notice, however, shall not affect the obligations of the Partnership, except to the extent of any actual prejudice resulting therefrom.

(f)                To the fullest extent permitted by law, the Partnership shall have the right, exercisable subject to the approval of the General Partner, to participate in and control the defense of any such action, suit, claim or proceeding and, in connection therewith, to retain counsel reasonably satisfactory to each Covered Person, at the Partnership’s expense, to represent each Covered Person and any other Person the General Partner may designate in such action, suit, claim or proceeding. The General Partner shall keep the Covered Person advised of the status of such action, suit, claim or proceeding and the defense thereof and shall consider in good faith recommendations made by the Covered Person with respect thereto.

(g)               In any such action, suit, claim or proceeding, any Covered Person shall have the right to retain its own counsel at its own expense; provided, however, that the fees and expenses of such Covered Person’s counsel shall be at the expense of the Partnership if (i) the General Partner shall have agreed to the retention of such counsel, (ii) the Partnership shall have failed, within a reasonable time after having been notified of the existence of an indemnified claim, to assume the defense of such indemnified claim or has failed or is failing to defend in good faith such indemnified claim, (iii) the indemnified claim relates to or arises in connection with any criminal action, suit, claim or proceeding against such Covered Person, (iv) the indemnified claim seeks an injunction or equitable relief against such Covered Person, or (v) the named parties to any such action, suit, claim or proceeding (including any impleaded parties) include both the Partnership and such Covered Person and representation of both parties by the same counsel would be inappropriate in the judgment of the Covered Person due to actual or potential differing interests between them and the Partnership shall have failed, within a reasonable time after having been notified of the Covered Person’s objection under this Section 6.2(g) to such joint representation, to retain separate counsel for such Covered Person reasonably satisfactory to such Covered Person. It is understood that the Partnership shall not, in respect of the legal expenses of any Covered Person, in connection with any action, suit, claim or proceeding or related actions, suits, claims or proceedings in the same jurisdiction, be liable for the fees and expense of more than one separate firm (in addition to any local counsel reasonably satisfactory to the General Partner) for all such Covered Persons and that all such fees and expenses shall be reimbursed as they are incurred; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of a Covered Person for the same counsel to represent such Covered Person and any other Covered Person, then such Covered Person shall be entitled to retain its own counsel, in each jurisdiction for which the Covered Person reasonably determines counsel is required, at the expense of the Partnership.

(h)               The Partnership shall not be liable for any settlement of any action, suit, claim or proceeding effected without the written consent of the General Partner (which consent shall not be unreasonably withheld or delayed), but if settled with such consent or if there be a final judgment for the plaintiff, the Partnership agrees to indemnify each Covered Person, to the extent provided in Section 6.2(a), from and against all Covered Losses by reason of such settlement or judgment. The General Partner shall not effect any settlement of any pending or threatened claim, demand, action, suit or proceeding in respect of which any Covered Person is seeking indemnification hereunder without the prior written consent of each such Covered Person, unless such settlement does not entail any admission of liability on the part of any Covered Person and includes an unconditional release of each such Covered Person from all liability and claims that are the subject matter of such claim, demand, action, suit or proceeding without the requirement of such Covered Person to make any payment or contribution in connection therewith and all expenses of such Covered Person have been paid (and the Partnership shall have irrevocably waived any right to seek reimbursement of the same).

(i)                 As necessary or useful to the defending party in effecting the foregoing procedures, the Covered Persons shall cooperate in the execution and delivery of agreements, instruments and other documents and in the provision of access to witnesses, documents and property (including access to perform interviews, physical investigations or other activities).

(j)                The provisions of this Article VI are for the sole benefit of the Covered Persons, and such Covered Persons shall have an independent right of enforcement in respect of Section 6.2 as intended third-party beneficiaries hereunder. The provisions of this Article VI shall not be deemed to create any rights for the benefit of any other Person (except as provided in the immediately preceding sentence).

(k)               If the Partnership or any of its respective successors or assignees (i) sells, transfers or otherwise disposes of all or substantially all of its assets or (ii) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then, in each case, proper provision shall be made so that the transferees, successors and assignees of the Partnership assume the obligations of the Partnership with respect to indemnification of any Covered Person as in effect immediately before such transaction, whether such obligations are contained in this Agreement or elsewhere, as the case may be.

(l)                The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 6.2 shall, to the extent provided for herein, continue as to a Covered Person who has ceased to be a Limited Partner, the General Partner, or an officer, director, stockholder, partner, member, manager, trustee, employee or agent of the Partnership or the General Partner (or other person indemnified hereunder) and shall inure to the benefit of the executors, administrators, legatees and distributees of such Person.

(m)             The Covered Persons shall be intended third party beneficiaries of this Section 6.2. No repeal or modification of this Section 6.2 shall affect any rights or obligations with respect to any state of facts then or theretofore existing or thereafter arising or any proceeding theretofore or thereafter brought or threatened based in whole or in part upon such state of facts.

Section 6.3             Indemnification of LPAC. All rights to indemnification by the Legacy HCR Partnerships existing in favor of those Persons who were members of the LP Advisory Committees of the applicable Legacy HCR Partnerships (including for the avoidance of doubt, the members of the LP Advisory Committees constituting the LP Transaction Committee formed in connection with the Reorganization Transactions) as well as any Limited Partner who nominated or was represented by such member of the LP Advisory Committee (including for the avoidance of doubt, the members of the LP Advisory Committee constituting the LP Transaction Committee) as of the date of the Reorganization Agreement for their acts and omissions occurring prior to the date of this Agreement shall continue in effect, shall not be amended, repealed or otherwise modified, and shall be observed by the Partnership (on behalf of HCRX Investments HoldCo, L.P.) to the fullest extent available under applicable law.

Section 6.4            Non-Exclusivity. The provisions of this Article VI shall not be construed to limit the power of the Partnership (at the direction of the General Partner) to indemnify the General Partner, the Limited Partners, or officers, employees or agents thereof or any other Covered Person to the fullest extent permitted by law or to enter into specific agreements, commitments or arrangements for indemnification permitted by law. The absence of any express provision for indemnification herein shall not limit any right of indemnification existing independently of this Article VI.

Article VII

CAPITAL STRUCTURE

Section 7.1            Capital Structure.

(a)               The Partners’ interests in the Partnership shall be represented by Units, or such other equity securities in the Partnership as the General Partner may establish in accordance with the terms hereof. As of the date hereof, the Units are comprised of three classes of Units: Class A Units, Class B Units, and the Class C Unit.

(b)               The Partners and their respective holdings of Units as of the date hereof are set forth on Schedule A attached hereto, which Schedule A may be updated by the General Partner from time to time to reflect the then-current holdings of the Partners.1 The General Partner may from time to time, and only in accordance with the terms of this Agreement and to the extent required by the Exchange Agreement, but without the approval of any Partner or of any  other Person bound by this Agreement, authorize the issuance of additional Class A Units and Class B Units and such preferred units with such rights, preferences, privileges and restrictions as the General Partner shall designate as required by and in accordance with the terms of the Exchange Agreement (which such rights, preferences and privileges may be senior to existing partnership interests or other securities in the Partnership or classes or series thereof, all as shall be fixed by the General Partner in the exercise of its sole and complete discretion); provided, that as long as there are any Limited Partners other than HCRX, then no such new class or series of Units may dilute or reduce the Percentage Interest of such Limited Partners relative to if such new class or series of Units had not been created, except to the extent (and solely to the extent) the Partnership actually receives cash in an aggregate amount, or other property with a fair market value in an aggregate amount, equal to the pro rata share allocated to such new class or series of Units and the number thereof issued by the Partnership. The General Partner may not authorize, and the Partnership shall not issue, additional Class C Units. Subject to the immediately preceding sentence, but notwithstanding any other provision of this Agreement including, without limitation, Section 11.3, the General Partner shall amend this Agreement in order to document such new classes of preferred units and their rights, preferences, privileges and restrictions, and is hereby authorized to execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, in each case, with no further action required by any Partner or any  other Person bound by this Agreement.

1   Note to Draft: Schedule A to reflect ownership after giving effect to Reorganization Buyback and shares sold in the IPO.

(c)               Except as otherwise expressly provided in this Agreement, all Units shall have identical rights and privileges in every respect.

(d)               Class A Units shall hold all voting power in the Partnership and the holders of Class A Units shall have the right to appoint and replace the General Partner and shall control the business and affairs of the Partnership.

(e)               Class B Units and the Class C Unit shall have no voting rights except as otherwise expressly provided in this Agreement.

(f)               Class B Units shall be convertible only into Class A Common Stock on a one-for-one basis as specified in the Exchange Agreement, subject to any adjustment specified in the Exchange Agreement. All issuances of Class A Units, Class B Units and the Class C Unit shall be made in accordance with the terms and provisions of this Agreement, the Reorganization Agreement and the Exchange Agreement.

(g)              The Class C Unit shall have the additional rights described in Section 7.2. Notwithstanding anything to the contrary in this Agreement, the Class C Unit is not transferrable.

(h)              The issued and outstanding Units shall not be represented by certificates.

Section 7.2            Class C Unit.

(a)               Without prejudice to the right to receive EPAs pursuant to Section 7.2(b) below or any EPA Advances pursuant to Section 7.2(e) below, the Class C Unit shall have no right to receive any distributions approved from time to time by the General Partner.

(b)               The holder of the Class C Unit shall be entitled, subject to applicable law and subject to this Section 7.2, to receive EPAs in the amount and manner determined in accordance with Schedule C.

(c)               Notwithstanding Section 7.2(b), if (i) there is (A) a determination of Cause by a court or governmental body of competent jurisdiction in a final judgment, or (B) an admission of Cause by HCRX EPA or the Manager (each of (A) and (B) a “Cause Event”), then HCRX EPA or the Manager shall provide written notice of such Cause Event to each of the Partnership and HCRX as soon as reasonably practicable after its occurrence.

(d)               Following the occurrence of a Cause Event, the provisions of Section 7.2(d)(i) to (d)(v) shall apply, as and to the extent applicable with respect to such Cause Event.

(i)                 If a Cause Event is due to an act of Cause that was committed by HCRX EPA or the Manager, then the General Partner shall have the right to terminate HCRX EPA from the Partnership by redeeming the Class C Unit for no consideration. The termination of HCRX EPA from the Partnership for Cause will also result in the termination of the Manager for Cause under the Management Agreement. HCRX EPA’s right to receive any EPAs in respect of any Portfolio Investments made after the IPO Date and prior to the termination of HCRX EPA shall continue following termination unless HCRX is terminated for Cause.

(ii)              Subject to the ability to Cure a Cause Event pursuant to Section 7.2(d)(iii) below, in the event that Mr. Futch commits an act constituting Cause (while he is acting as chief executive officer of HCRX), such action shall be imputed to HCRX EPA or the Manager and the General Partner shall be permitted to terminate HCRX EPA as set forth in Section 7.2(d)(i) above.

(iii)            In the event that any executive of HCRX EPA or the Manager commits an act constituting Cause (including Mr. Futch if he is no longer acting as chief executive officer of HCRX), then such action shall not be imputed to HCRX EPA or the Manager if the Manager terminates such executive’s engagement with, employment by or relationship with HCRX EPA and the Manager (a “Cure”) within such reasonable period of time as may be agreed to by the General Partner with respect to each such act (a “Cure Period”), provided that if such executive is not terminated within the Cure Period then such Cause Event shall be imputed to HCRX EPA and the Manager and the General Partner shall be permitted to terminate HCRX EPA as set forth in Section 7.2(d)(i) above.

(iv)             In the event of a termination for Cause of (i) Mr. Futch or (ii) any other executive pursuant to Sections 7.2(d)(ii) and (iii) above, respectively, then, in addition to the matters set out herein, Mr. Futch or the relevant executive, as applicable, shall no longer be entitled to receive any EPAs in respect of any Portfolio Investments that are made during the two year period prior to the occurrence of the Cause Event. In addition, Mr. Futch or such executive shall be required to reimburse the Partnership for any losses incurred by the Partnership in connection with the Cause Event.

(v)              The termination of the Manager for Cause under the Management Agreement will also result in the termination of HCRX EPA.

(e)               In addition to the entitlement to EPAs contemplated in Section 7.2(b) and Schedule C, the holder of the Class C Unit shall also, subject to Section 7.2(e)(i) below, receive a quarterly cash prepayment of any future EPAs to which it may be entitled in accordance with the provisions of Schedule C (an “EPA Advance”).

(i)                HCRX EPA shall be entitled to an EPA Advance to the extent necessary and to the extent permitted by applicable law to allow HCRX EPA or its beneficial owners to pay when due any income tax imposed on it (or its underlying investors) as a result of holding a direct or indirect interest in the Class C Unit, in an amount calculated by the Partnership in good faith by reference to the Assumed Income Tax Rate, provided that the amount of the EPA Advance shall be restricted to the amount of any such specified tax liability (the “EPA Advance Amount”). In computing the EPA Advance Amount in respect of any Fiscal Quarter (as defined in Schedule C), the General Partner shall, if necessary, estimate in good faith HCRX EPA’s share of the Partnership’s Profits and Losses for such Fiscal Quarter. The Partnership shall notify HCRX EPA in writing of each EPA Advance Amount as soon as practicable after calculating it in accordance with this Section 7.2(e)(i).

(ii)              If an EPA Advance Amount is paid to HCRX EPA with respect to an EPA Portfolio, such payment shall be made to HCRX EPA in cash, and such EPA Advance Amount shall be taken into account and reduce future EPAs in respect of such EPA Portfolio, in the manner contemplated by Schedule C.

Section 7.3            Effect of Exchange.

(a)               Upon the exchange by any Limited Partner of Class B Units for shares of Class A Common Stock pursuant to the Exchange Agreement, as of the effective date of such exchange, each such Class B Unit automatically shall be cancelled, the Partnership shall automatically issue a Class A Unit to HCRX, and the Class B Units so exchanged shall thereby cease to exist, without any action on the part of any Person, including the General Partner or the Partnership.

(b)               Upon the exchange by any Limited Partner of Class B Units for a cash payment pursuant to the Exchange Agreement, as of the effective date of such exchange, each such exchanged Class B Unit automatically shall be deemed cancelled concomitant with such payment, without any action on the part of any Person, including the General Partner or the Partnership.

(c)               The Partnership may only issue Class B Units to the Feeder Fund and Substitute Limited Partners.

(d)               The Partnership may only issue Class A Units to HCRX.

(e)               The Partnership may only issue one Class C Unit to HCRX EPA, which is an Affiliate of the Manager.

(f)                Notwithstanding anything to the contrary herein, (i) the Partnership shall, and the General Partner shall cause the Partnership to (A) take all actions as are required under, and otherwise comply with, the Exchange Agreement, (B) not issue Units at any time except as required by the Exchange Agreement, and (C) not issue Units to any Person other than the Feeder Fund, HCRX, HCRX EPA or their respective Substitute Limited Partners and (ii) each Limited Partner shall comply with the Exchange Agreement.

Section 7.4            Capital Accounts.

(a)               There shall be established for each Partner on the books of the Partnership a Capital Account, which shall be increased or decreased in the manner set forth in this Agreement.

(b)               The Capital Account of each Partner shall be maintained in accordance with the following provisions:

(i)                To such Partner’s Capital Account with respect to the Partnership there shall be credited such Partner’s Capital Contributions, such Partner’s distributive share of the Profits of the Partnership, such Partner’s distributive share of gain attributable to Regulatory Allocations, and the amount of any Partnership liabilities of the Partnership that are assumed by such Partner or that are secured by any assets of the Partnership that are distributed to such Partner;

(ii)              To such Partner’s Capital Account with respect to the Partnership there shall be debited the amount of cash and the Gross Asset Value of any other assets of the Partnership that are distributed to such Partner pursuant to any provision of this Agreement, such Partner’s distributive share of the Losses of the Partnership, such Partner’s distributive share of loss attributable to Regulatory Allocations, and the amount of any liabilities of such Partner that are assumed by the Partnership or that are secured by any property contributed by such Partner to the Partnership.

(iii)            In determining the amount of any liability for purposes of this Subsection (b), there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and the Treasury Regulations.

Section 7.5            Capital Contributions of Limited Partners. Except as set forth in the Exchange Agreement (including Section 2.3 thereof), no Limited Partner shall be required to make any Capital Contributions to the Partnership.

Article VIII

ALLOCATIONS AND DISTRIBUTIONS

Section 8.1            Allocations. After giving effect to the Regulatory Allocations set forth in Section 8.3(a), Profits and Losses (and, to the extent necessary, individual items of income, gain, loss, or deduction) for any Fiscal Year shall be allocated among the Partners in a manner such that the Capital Account of each such Partner, immediately after making such allocation, is, as nearly as possible, equal (proportionately) to (a) the distributions that would be made to such Partners pursuant to Section 8.4 if the Partnership were dissolved, its affairs wound up and its assets sold for cash equal to their book values, all Partnership liabilities were satisfied (limited with respect to each nonrecourse liability to such book value of the assets securing such liability), and the net assets of the Partnership were distributed in accordance with Section 8.4(a) to such Partners immediately after making such allocation, minus (b) such Partner’s share of Partnership Minimum Gain and Partner’s nonrecourse debt minimum gain (as determined pursuant to Treasury Regulations Section 1.704-2(b)(4)), computed immediately prior to the hypothetical sale of assets.

Section 8.2            Interim Allocations Due to Partners’ Interest Adjustment. In the event of a change in Partners’ Partnership interests during any year or a Transfer of a Unit, the Partnership’s Profits and Losses shall be allocated among the Partners for the periods before and after the change or Transfer based on an interim closing of the books or any lawful equitable alternative method as reasonably determined by the General Partner. This Section 8.2 shall apply both for purposes of computing Capital Accounts for federal income tax purposes.

Section 8.3            Certain Tax Matters.

(a)               Special Allocations.

(i)                 Notwithstanding any other provision of this Article VIII, if there is a net decrease in Partnership Minimum Gain of the Partnership during any year, each Partner shall be specially allocated items of income and gain for such year (and, if necessary, subsequent years) in an amount equal to the portion of such Partner’s share of the net decrease in Partnership Minimum Gain of the Partnership, determined in accordance with Section 1.704-2(g) of the Treasury Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Section 1.704-2(f)(6) of the Treasury Regulations. This Section 8.3(a)(i) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Treasury Regulations and shall be interpreted consistently therewith.

(ii)              Notwithstanding any other provisions of this Article VIII except Section 8.3(a)(i), if there is a net decrease in Partnership Minimum Gain of the Partnership attributable to a Partner Nonrecourse Debt during any year, each Partner who has a share of the Partnership Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Treasury Regulations, shall be specially allocated items of income and gain for such year (and, if necessary, subsequent years) in an amount equal to the portion of such Partner’s share of the net decrease in Partnership Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(4) of the Treasury Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Section 1.704-2(i)(4) of the Treasury Regulations. This Section 8.3(a)(i) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i) of the Treasury Regulations and shall be interpreted consistently therewith.

(iii)            Partner Nonrecourse Deductions of the Partnership for any year shall be allocated as Loss with respect to the Partnership pursuant to Section 8.2.

(iv)             Any Partner Nonrecourse Deductions for any year shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt of the Partnership to which such Partner Nonrecourse Deductions of such series are attributable in accordance with Section 1.704-2(i)(1) of the Treasury Regulations.

(v)               Notwithstanding any other provision of this Article VIII, no Partner shall be allocated in any Fiscal Year of the Partnership any Loss (and no Unit shall be allocated in any Fiscal Year of the Partnership any Loss) to the extent such allocation would cause or increase a deficit balance in such Partner’s Capital Account, taking into account all other allocations to be made for such year pursuant to this Article VIII and the reasonably expected adjustments, allocations and distributions described in Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations. Any such Loss that would be allocated to a Partner (the “Deficit Partner”), or a Unit, shall instead be allocated to the other Partners or Units. Moreover, if a Deficit Partner unexpectedly receives an adjustment, allocation or distribution described in Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations which creates or increases a deficit balance in such Partner’s Capital Account (computed after all other allocations to be made for such year pursuant to this Article VIII have been tentatively made as if this Section 8.3(a)(v) were not in this Agreement), such Deficit Partner shall be allocated items of gross income in an amount equal to such deficit balance (which shall be allocated among the Partner associated with Units as determined by the General Partner). This Section 8.3(a)(v) is intended to comply with the qualified income offset requirement of Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted consistently therewith.

(vi)             The allocations set forth in Sections 8.3(a)(i) through 8.3(a)(v) (the “Regulatory Allocations”) are intended to comply with Section 704(b) of the Code and the Treasury Regulations thereunder and shall be taken into account in allocating items of income, gain, loss and deduction among the Partners so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Partner shall be equal to the net amount that would have been allocated to each such Partner if the Regulatory Allocations had not occurred.

(b)               Income Tax Matters. The following provisions are relevant only for U.S. federal and applicable state income tax considerations and will not impact the calculation of Profits and Losses or be reflected in the Capital Accounts.

(i)                 Except as otherwise provided herein, all items of Partnership income, gain, deduction and loss shall be allocated among the Partners in the same proportion as they share in the Profits and Losses to which such items relate.

(ii)              Income, gain, loss or deductions of the Partnership shall, solely for income tax purposes, be allocated among the Partners in accordance with Section 704(c) of the Code and the Treasury Regulations promulgated thereunder, so as to take account of any difference between the adjusted basis of the assets of the Partnership and their respective Gross Asset Values in accordance with the method (or methods) chosen by General Partner. For the avoidance of doubt, the General Partner may use any reasonable method within the meaning of Treasury Regulations Section 1.704-3(a)(1). The General Partner is not required to use the same method for each item or class of property.

Section 8.4            Distributions.

(a)               Other than as provided for in Article IX, the Partnership shall make distributions of Distributable Cash to the Limited Partners (other than Limited Partners holding Class C Units) at such times and in such amounts as the General Partner may determine from time to time. All amounts (if any) so determined by the General Partner to be available for distribution by the Partnership shall be distributed to the Limited Partners in proportion to their respective Percentage Interests.

(b)               All distributions made pursuant to Section 8.4 shall be at such times and in such aggregate amounts as shall be determined by the General Partner, in its sole discretion.

Section 8.5            Distributions in Kind. Distributions made pursuant to this Agreement may be made in cash or in property or assets in kind at the discretion of the General Partner; provided, however, that subject to Section 8.4, any distribution in kind shall be made to all Limited Partners (other than Limited Partners holding Class C Units) proportionately in accordance with Section 8.4(a).

Section 8.6            Distribution Rules and Tax Withholding.

(a)               Each Partner shall deliver to the Partnership any form or other documentation reasonably requested by the Partnership that the Partner is legally able to provide and that is required to demonstrate that the applicable Partner is not subject to withholding tax under the provisions of any applicable Federal, state, local, foreign or other law. If requested by a relevant taxing authority in connection with an audit, inquiry or other proceeding conducted by such taxing authority, each Partner shall if requested by the Partnership deliver a copy of any tax return or similar document of the applicable Partner that the Partnership may reasonably request with respect to any such law.

(b)               To the extent that the Partnership is required by any applicable law to withhold or to make tax payments on behalf of or with respect to distributions to, issuance of Units to, allocations to, or otherwise for, any Partner in such Person’s capacity as a Partner of the Partnership (each a “Tax Liability”), the Partnership may make such payment out of available cash of the Partnership, which shall reduce any Section 8.4 distribution otherwise payable to such Partner; provided, that at least fourteen (14) days, if commercially possible, prior to making a tax payment on behalf of or with respect to a Partner, the Partnership shall first notify such affected Partner and advise such Partner as to whether the Partnership has sufficient cash to pay such Tax Liability and, if it does not, the amount of any deficiency. If the Partnership does not have sufficient Distributable Cash to pay such Tax Liability, such Partner shall pay to the Partnership an amount equal to such deficiency (a “Tax Excess”) three days prior to the date that the Partnership is required to pay the associated Tax Liability. If not paid in accordance with the preceding sentence, such Tax Excess shall be deemed to be a recourse loan to such Partner by the Partnership and shall be due and payable immediately, and if not repaid within two days, the Tax Excess shall bear interest at a rate equal to the lesser of (i) fifteen percent (15%) per annum, or (ii) the maximum rate permitted by law until repaid. Notwithstanding anything to the contrary contained herein or in any other agreement between or among Partners, unless otherwise agreed in writing by the General Partner, each Partner hereby agrees to indemnify, defend, and hold harmless the Partnership and its Affiliates from and against any Tax Liability of or with respect to such Partner, at any time, and this indemnity and hold harmless provision shall survive this Agreement and the termination of the Partnership. In the event of any claimed over-withholding, such Partner shall be limited to an action against the applicable government agencies for refund and hereby waives, to the fullest extent permitted by law, any claim or right of action against the Partnership on account of such withholding. The Partnership may, and is hereby authorized to, withhold from any distributions or payments otherwise due to a Partner from the Partnership under this Agreement the amount of any Tax Excess made on behalf of such Partner that as of such date has neither been repaid to the Partnership nor been previously offset hereunder, any amount withheld under this Section 8.6 shall be deemed for all purposes of this Agreement to have been distributed or paid to such Partner. Any Partner who does not repay a Tax Excess after a written final demand has been given by the General Partner shall pay, in addition to the Tax Excess and applicable interest, all expenses, including reasonable attorney’s fees, incurred by the Partnership or any other Partner in collecting the Tax Excess plus interest or pursuing any other remedy provided in this Section 8.6 and otherwise in this Agreement.

Section 8.7            Restrictions on Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Partnership, and the General Partner on behalf of the Partnership, shall not make a distribution to any Partner with respect to such Partner’s Units if such distribution would violate the Act or other applicable law. In addition, except as specifically determined by the General Partner the Partnership shall not make a distribution to any Partner if such distribution would be prohibited by the terms of, or would cause any obligation of the Partnership or any of its Subsidiaries to become due prior to the final maturity date of, or would cause the net worth or assets of the Partnership or any of its Subsidiaries to be less than the minimum amount (or less in relation to another amount than the minimum ratio of such amounts) required to be maintained by the Partnership or any of its Subsidiaries under, or otherwise would conflict with, any agreement or other instrument to which the Partnership or any of its Subsidiaries is a party or by which any of them is bound which relates to borrowed money.

Section 8.8            Interest on and Return of Capital Contributions. No Partner shall be entitled to interest on any of its Capital Contributions or to return of any of its Capital Contributions.

Section 8.9            Taxes.

(a)               The Partnership shall prepare, or cause to be prepared, and shall file all tax returns, be they information returns or otherwise, which are required to be filed by the Partnership with the Internal Revenue Service, state and local tax authorities and foreign tax jurisdictions, if any.

(b)               The Partnership shall use commercially reasonable efforts to furnish the Partners with all Partnership information required to be reported in the tax returns of the Partners for tax jurisdictions in which the Partnership is considered to be doing business, including a report indicating each Partner’s share for income tax purposes of the Partnership’s income, gain, credits, losses and deductions within 60 days after each of the first three quarters of each Fiscal Year and within 90 days after the end of the Partnership’s Fiscal Year. The Partnership shall furnish the Partners with a good faith estimate of Schedule K-1 to IRS Form 1065 (or any successor form) by no later than 90 days after the end of each year.

(c)               All determinations as to tax elections for the Partnership shall be made by the General Partner. Notwithstanding the foregoing sentence, an election under Section 754 of the Code shall be made with respect to the first taxable year of the Partnership ending after the date hereof and the Partnership shall not subsequently revoke such election.

Section 8.10        Partnership Representative.

(a)               The “partnership representative” (as such term is defined in Section 6223 of the BBA Audit Rules) of the Partnership (the “Partnership Representative”) shall be the General Partner or any successor designated by the General Partner. Each Partner, by its execution of this Agreement, consents to such designation of the Partnership Representative, and agrees to execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such consent. To the extent and in the manner provided by applicable Code sections and Treasury Regulations thereunder, the Partnership Representative (i) shall furnish the name, address and taxpayer identification number of each Partner to the IRS and (ii) shall inform each Partner of administrative or judicial proceedings for the adjustment of Partnership items required to be taken into account by a Partner for income tax purposes. The Partnership Representative shall act reasonably at all times and keep the other Partners reasonably informed about its actions.

(b)               Each Partner shall be considered to have retained such rights (and obligations, if any) as are provided for under the Code or any other applicable law with respect to any examination, proposed adjustment or proceeding relating to Partnership tax items. The Partnership Representative shall notify the Partners, within thirty (30) days after the Partnership Representative receives notice from the IRS, of any administrative proceeding with respect to an examination of, or proposed adjustment to, any Partnership tax items, and shall promptly provide the Partners with copies of relevant written materials. The Partnership Representative shall provide the Partners with notice of its intention to extend the statute of limitations or file a tax claim in any court at least ten (10) days before taking such action.

(c)               Unless the Majority Class A Limited Partners direct otherwise, the Partnership Representative shall use reasonable best efforts to make the election described in Section 6226 of the BBA Audit Rules with respect to each final partnership adjustment. If the Partnership is subject to any tax liabilities under the BBA Audit Rules, the General Partner shall use reasonable efforts to allocate such liabilities among the Partners in a fair and equitable manner, taking into account any modifications attributable to such a member pursuant to Section 6225(c) of the BBA Audit Rules (if applicable). Any Tax Liabilities so allocated shall be treated as withholding taxes subject to the provisions of Section 8.6.

Section 8.11        Accounting Decisions; Auditors. All determinations as to the accounting principles of the Partnership shall be made by the General Partner.

Section 8.12        Tax Classification. It is the intention of the parties hereto that the Partnership be classified as a partnership, and not as an association taxable as a corporation, for federal income tax purposes, and the provisions of this Agreement shall be interpreted in a manner consistent with such intention. No election shall be filed with the Internal Revenue Service (or the tax authorities of any State) to have the Partnership taxable other than as a partnership for income tax purposes without the prior consent of the General Partner. Furthermore, the Partnership will cause each of HCRX Intermediate HoldCo, L.P. and HCRX Investments HoldCo, L.P. not to make an election to be classified as an association taxable as a corporation.

Section 8.13        Accounting Method. The Partnership shall keep its accounting records and shall report Profit or Losses on the accrual method of accounting in accordance with the principles used by the Partnership and the Partnership for federal income tax purposes and otherwise in accordance with GAAP consistently applied and, to the extent inconsistent therewith, in accordance with this Agreement.

Section 8.14        Tax Treatment of Class C Unit and EPA Shares.

(a)               The Partnership and each Partner agree to treat the Class C Unit as a separate “Profits Interest” with respect to the Partnership within the meaning of Rev. Proc. 93-27, 1993-2 C.B. 343. In accordance with Rev. Proc. 2001-43, 2001-2 C.B. 191, the Partnership shall treat HCRX EPA as the owner of such Profits Interest from the date such Profits Interest is granted, and shall file its IRS Form 1065, and issue appropriate Schedule K-1s to HCRX EPA. Except as required pursuant to a “determination” as defined in Code Section 1313(a), none of the Partnership nor any Partner shall claim a deduction (as wages, compensation or otherwise) for the fair market value of such Profits Interest issued to HCRX EPA in respect of the Partnership, either at the time of grant of the Profits Interest, or at the time the Profits Interest becomes substantially vested. This Section 8.14(a) shall be construed in accordance with Section 4 of Rev. Proc. 2001-43. The provisions of this Section 8.14(a) shall apply regardless of whether or not the holder of a Profits Interest files an election pursuant to Section 83(b) of the Code. This Section 8.14(a) shall only apply to the Class C Unit while Rev. Proc. 93-27, 1993-2 C.B. 343 and Rev. Proc. 2001-43, 2001-2 C.B. 191, remain in effect.

(b)               The Partners agree that, in the event the “liquidation value” safe harbor provided in Proposed Treasury Regulation § 1.83-3(1) and the Proposed Revenue Procedure set forth in Internal Revenue Service Notice 2005-43 (the “Safe Harbor Election”) is finalized, the Partnership shall be authorized and directed to make the Safe Harbor Election, and the Partnership (to the extent permitted by applicable law) and each Partner agrees to comply with all requirements of the finalized guidance with respect to all interests in the Partnership transferred in connection with the performance of services while the Safe Harbor Election remains effective. The General Partner shall be authorized to (and shall) prepare, execute, and file the Safe Harbor Election. The General Partner shall cause the Partnership to make any allocations of items of income, gain, loss, deduction, or expense (including forfeiture allocations) necessary or appropriate to effectuate and maintain the Safe Harbor Election.

(c)               At each subsequent issuance of Class B Units pursuant to Schedule C, HCRX EPA will be deemed, for U.S. federal income tax purposes, to (i) receive a distribution in an amount equal to the EPA Amount for the relevant EPA Portfolio, net of any EPA Advance Amount also received in respect of that EPA Portfolio (such amount, the “Performance Amount,” which shall, in accordance with Schedule C, be treated as an advance against, and shall reduce, the amount of future distributions that HCRX EPA would otherwise receive pursuant to Schedule C), and (ii) fund to the Partnership an amount equal to the Performance Amount in exchange for the issuance of the Class B Units, so that HCRX EPA will hold a pro rata share (based on HCRX EPA’s Percentage Interest in the Partnership after giving effect to such issuance) of all issued and outstanding Class B Units at such date. For the avoidance of doubt, HCRX EPA shall not be required to make any cash payment under this paragraph.

Section 8.15        Accounting Records. The Partnership and each Subsidiary of the Partnership shall: (a) keep complete and accurate business and accounting records reflecting all transactions of the Partnership and each Subsidiary of the Partnership; (b) manage its books and ledgers in a proper and timely manner; (c) maintain proper internal accounting controls sufficient to enable the timely identification or ascertainment of, amongst other things, payments receivables and that the dispositions by it of its assets have, in each case, been performed in an authorized manner; and (d) prevent unauthorized persons from having access to its books and records. Such accounting records shall be kept in accordance with the principles set forth in Section 8.13 and shall be audited annually. The Partnership shall also keep all records required to be kept pursuant to the Act.

Article IX

ASSIGNMENT; ADMISSION AND WITHDRAWAL OF PARTNERS

Section 9.1            Assignment of Interest in the General Partner. Other than with the prior written consent of the Majority Class B Limited Partners or in connection with a Change of Control Exchange (as defined in the Exchange Agreement), as long as any Class B Units remain issued and outstanding, all limited liability company interests of the General Partner shall be owned by HCRX or one or more of its wholly-owned Subsidiaries, and HCRX and the General Partner shall not permit the Transfer of any limited liability company interests of the General Partner, or admit as a member to the General Partner, any Person that is not HCRX or a wholly-owned Subsidiary thereof.

Section 9.2            Transfers by Limited Partners.

(a)               General. Units may be Transferred (as defined herein) pursuant to the Exchange Agreement. Except with respect to Transfers of Units pursuant to the Exchange Agreement, no Limited Partner may directly or indirectly, whether by merger or otherwise (i) sell, offer to sell, contract or agree to sell, transfer, hypothecate, assign, pledge, mortgage, exchange, encumber, grant a security interest in, any option or warrant to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, with respect to, all or any portion of its Units, partnership interest, or rights to income or other attributes with respect to its Units or partnership interest, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Units, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (any of the foregoing described in clauses (i), (ii) or (iii), a “Transfer” and the term “Transferable” shall have a correlative meaning), in whole or in part, other than pursuant to this Section 9.2. Notwithstanding anything to the contrary herein, no transfer, sale, assignment, pledge, lease, redemption, hypothecation, mortgage, gift, creation of security interest, lien or trust (voting or otherwise) or other encumbrance, or other disposition of any Class A Common Stock or Class B Common Stock or other capital stock of HCRX shall be deemed to be a “Transfer”. Any attempted Transfer of any Units (including any economic interest therein) without compliance with this Agreement shall be void. Each Transfer (i) shall be subject to all of the terms, conditions, restrictions and obligations set forth in this Agreement and (ii) except for Permitted Transfers, shall be evidenced by a written agreement executed by the transferor, the transferee(s) and the General Partner, in form and substance reasonably satisfactory to the General Partner.

(b)               Consent of General Partner. Except as otherwise provided in this
Section 9.2(b), the prior written consent of the General Partner, which may be granted or withheld in its sole discretion, shall be required for any Transfer of any Units. In determining whether to grant its consent to a Transfer, the General Partner shall take into account whether such Transfer would result in the “termination” of the Partnership pursuant to Section 708 of the Code and, if so, whether such termination would result in material adverse income tax consequences or material additional expense to the Partnership or any Partner. Subject to the other terms, conditions, restrictions and obligations set forth in this Section 9.2 and Section 9.3, the General Partner shall not unreasonably withhold its consent with regard to the Transfer of any Units (or any substitution of the transferee as a Limited Partner pursuant to Section 9.3): (i) in the case of any Limited Partner who is a natural person, for bona fide estate planning purposes; (ii) in the case of any Limited Partner that is an entity, to any Affiliate of such assigning Limited Partner; (iii) in the case of any Limited Partner that is a trustee of a trust, to any successor trustee of such trust; (iv) in the case of a Limited Partner that is a trust, to any successor trust; or (v) in the case of a Limited Partner that is a governmental pension plan or agency, to any successor plan or agency; provided, in each case, that (x) the General Partner has reasonably determined that the transferee has the legal, financial and operating power, authority, capacity and assets to satisfy the obligations of the transferor in respect of the transferred Units, and (y) the General Partner has not reasonably determined that a principal purpose or effect of the Transfer is to change the ultimate beneficial ownership of the Units.

(c)               No Recognition of Certain Transfers. No Transfer of any “partnership interest” (as defined in Treasury Regulations Section 1.7704-1(a)(2)) in the Partnership or portion thereof or derivative interest therein shall be permitted or “recognized” (within the meaning of Treasury Regulation Section 1.7704-1(d)) by the Partnership or the General Partner unless either (i) the General Partner determines that either such Transfer or the Partnership (immediately after such Transfer) will qualify for a safe harbor set forth in the Treasury Regulations under Section 7704 of the Code or (ii) the General Partner otherwise determines, after consulting with the Partnership’s tax advisors, that such Transfer will not cause the Partnership to be subject to U.S. federal income tax as a publicly traded partnership treated as a corporation under Section 7704(b) of the Code. Except with respect to Transfers of Units pursuant to the Exchange Agreement, no Transfer of Units shall be given effect unless the transferee delivers to the Partnership the representations set forth in Schedule B.

(d)               Required Representations by Parties.

(i)                 The transferor and transferee(s) shall provide to the General Partner, in connection with any proposed Transfer (other than a Permitted Transfer), written representations to the effect that:

(A)       The proposed Transfer will not be effected on or through (1) a United States national, regional or local securities exchange (including, without limitation, NASDAQ), (2) a foreign securities exchange or (3) an interdealer quotation system that regularly disseminates firm buy or sell quotations by identified brokers or dealers; and

(B)       Such Person is not, and its proposed Transfer or acquisition (as the case may be) will not be made by, through or on behalf of (1) a Person, such as a broker or a dealer, making a market in Units, or (2) a Person who makes available to the public bid or offer quotes with respect to Units.

(ii)              The transferor and transferee(s) shall provide such additional written representations as the General Partner reasonably may request.

(iii)            The General Partner and counsel to the Partnership shall be permitted to rely upon any representations made by the transferor and transferee(s), whether pursuant to clauses (A) or (B) of Section 9.2(d)(i) or otherwise, and on written representations from other Partners made prior to or contemporaneously with such proposed Transfer. The General Partner, in its sole discretion, may waive its right to obtain any representations otherwise required by clause (i) of this Section 9.2(d).

(e)               Other Prohibited Legal Consequences. No Transfer shall be permitted, and the General Partner shall withhold its consent with respect thereto, if such Transfer or the admission of the transferee to the Partnership as a Substitute Limited Partner, would:

(i)                 Result in the Partnership or the General Partner being subject to regulations under the U.S. Employee Retirement Income Security Act of 1974 as previously or hereafter amended or Section 4975 of the Code;

(ii)              Result in a violation of the registration requirements of the Securities Act;

(iii)            Require the Partnership to register as an investment company under the U.S. Investment Company Act of 1940, as amended;

(iv)             Require the General Partner to register as an investment adviser under the Advisers Act;

(v)               Result in the Partnership being classified for U.S. federal income tax purposes as an association taxable as a corporation; or

(vi)             Result in the Partnership being subject to U.S. federal income tax at the entity level under Section 7704 of the Code.

(f)                Opinion of Counsel. The General Partner may, in its reasonable discretion, condition any Transfer otherwise permitted hereunder to be made only upon receipt by the Partnership of a written opinion of counsel to the transferring Partner, in form and substance satisfactory to the General Partner, as to compliance with Section 9.2(e) and such other legal matters as the General Partner reasonably may request.

(g)               Reimbursement of Transfer Expenses. The transferor of any Units in the Partnership hereby agrees to reimburse the Partnership, at the request of the General Partner, for any out-of-pocket expenses reasonably incurred by the Partnership in connection with such Transfer, including the costs of seeking and obtaining any legal opinion required by Section 9.2(f) or Section 9.3(a) and any other reasonable, out-of-pocket legal, accounting and miscellaneous expenses (“Transfer Expenses”), whether or not such Transfer is consummated. At its election, and in any event if the transferor has not reimbursed the Partnership for any Transfer Expenses incurred by the Partnership in preparing for or consummating a proposed or completed Transfer within thirty (30) days after the General Partner has delivered to such Partner written demand for payment, the General Partner may seek reimbursement from the transferee of such interest. If the transferee does not reimburse the Partnership for such Transfer Expenses within ninety (90) days of such Transfer, the General Partner may withhold Transfer Expenses from amounts distributable to such transferee.

(h)               Notwithstanding anything to the contrary herein, no Limited Partner may Transfer any Class A Units (including any economic interest therein) other than to HCRX pursuant to the Exchange Agreement. HCRX is the only permitted holder of Class A Units.

(i)                 Notwithstanding any provision of this Agreement to the contrary, no Transfer of Units may be made except in compliance with all federal, state and other applicable laws, including federal and state securities laws.

Section 9.3            Admission of Substitute Limited Partners.

(a)               General. Any transferee of Units transferred in accordance with the provisions of this Article IX shall be admitted as a Substitute Limited Partner only with the General Partner’s written consent, which consent will not be unreasonably withheld, upon execution of a counterpart to this Agreement. Without the written consent of the General Partner to such substitution and, if requested by the General Partner in its sole discretion, the written opinion of counsel described in Section 9.2(f), no transferee of Units shall be admitted as a Substitute Limited Partner.

(b)               Effect of Admission. The transferee of Units transferred pursuant to this Article IX that is admitted to the Partnership as a Substitute Limited Partner shall succeed to the rights and liabilities of the transferor Limited Partner with respect to such Units and, after the effective date of such admission, the Capital Account of the transferor shall become the Capital Account of the transferee, to the extent of the Units transferred. If a transferee is not admitted to the Partnership as a Substitute Limited Partner, (i) such transferee shall have no right to participate with the Limited Partners in any votes taken or consents granted or withheld by the Limited Partners hereunder, and (ii) the transferor or, in the case of a Permitted Transfer, the estate, legal representative or other successor of the original owner, shall remain liable to the Partnership for all amounts payable with respect to the transferred Units to the same extent as if no Transfer had occurred.

(c)               Non-Compliant Transfer. If a Transfer has been proposed or attempted but the requirements of this Article IX have not been satisfied, the General Partner shall not admit the purported transferee as a Limited Partner but, to the contrary, shall use its commercially reasonable efforts to ensure that the Partnership (i) continues to treat the transferor as the sole owner of the Units purportedly transferred, (ii) makes no distributions to the purported transferee and (iii) does not furnish to the purported transferee any tax or financial information regarding the Partnership. The General Partner shall also use its commercially reasonable efforts to ensure that the Partnership does not otherwise treat the purported transferee as an owner of any Units (either legal or equitable), unless required by law to do so. The Partnership shall be entitled to seek injunctive relief, at the expense of the purported transferor, to prevent any such purported Transfer.

Section 9.4            Multiple Ownership. If any Transfer results in multiple ownership of any Limited Partner’s Units, the General Partner may require one or more trustees or nominees to be designated as representing a portion of or the entire Units transferred for purposes of (a) receiving all notices which may be given, and all payments which may be made, under this Agreement and (b) exercising all rights which the transferor as a Limited Partner has pursuant to the provisions of this Agreement.

Section 9.5            Death, Incompetency, Bankruptcy or Dissolution of a Limited Partner. The death, incompetency, Bankruptcy, dissolution or other cessation to exist as a legal entity of a Limited Partner shall not, in and of itself, dissolve the Partnership. In any such event, the personal representative (as defined in the Act) of such Limited Partner may exercise all of the rights of such Limited Partner for the purpose of settling such Limited Partner’s estate or administering its property, subject to the terms and conditions of this Agreement.

Section 9.6            Withdrawal from the Partnership. Except as provided in this Agreement, the General Partner may not withdraw as the general partner of the Partnership. Except as provided in this Agreement, no Limited Partner may withdraw as a limited partner of the Partnership.

Section 9.7            Bankruptcy of the General Partner. Notwithstanding any provision of this Agreement to the contrary, to the fullest extent permitted by law, the Bankruptcy of the General Partner shall not cause such General Partner to cease to be the General Partner of the Partnership, and upon the occurrence of such an event, the Partnership shall continue without dissolution.

Article X

DISSOLUTION AND TERMINATION OF THE PARTNERSHIP

Section 10.1        Dissolution of the Partnership.

(a)               For so long as the Exchange Agreement is in effect, no Partner shall, to the fullest extent permitted by law, take any action to voluntarily dissolve the Partnership. Following such time, the Partnership shall be dissolved upon any of the following events:

(i)                 the written consent of the General Partner of the Partnership and the Majority Class A Limited Partners and Majority Class B Limited Partners;

(ii)              the occurrence of an event of withdrawal (as defined in the Act) with respect to the General Partner, other than the Bankruptcy of the General Partner; provided, however, that the Partnership shall not be dissolved and required to be wound up in connection with any of the events specified in this clause if (A) at the time of the occurrence of such event there is at least one remaining General Partner of the Partnership who is hereby authorized to and does carry on the business of the Partnership, or (B) within ninety (90) days after the occurrence of such event, the Majority Class A Limited Partners and the Majority Class B Limited Partners agree in writing or vote to continue the business of the Partnership and to the appointment, effective as of the date of such event, if required, of one or more additional General Partners of the Partnership;

(iii)            at any time there are no limited partners of the Partnership unless the Partnership is continued without dissolution in accordance with the Act;

(iv)             the entry of a decree of judicial dissolution of the Partnership under the Act; provided, however, that no Limited Partner or its Affiliates or agents shall apply for entry of a decree of judicial dissolution of the Partnership under the Act at any time that the Exchange Agreement is in effect.

(b)               Upon the dissolution of the Partnership as provided herein, the Partnership shall be wound up in the manner provided by Section 10.2.

Section 10.2        Winding Up, Liquidation and Distribution of Assets of the Partnership Upon Dissolution of the Partnership.

(a)               Upon dissolution of the Partnership, the General Partner shall commence to wind up the Partnership’s affairs; provided, however, that a reasonable time shall be allowed for the orderly liquidation of the assets of the Partnership and the discharge of liabilities of the Partnership to its creditors so as to enable the Partners to minimize the normal losses attendant upon a liquidation. The Partners shall continue to share in the allocation of the Profits and Losses of the Partnership during the liquidation of the Partnership in the same proportions as specified in Section 8.1 as before dissolution of the Partnership. The proceeds of liquidation shall be distributed in the following order and priority:

(i)                 first, to creditors of the Partnership, including Partners who are creditors, to the extent otherwise permitted by law, in satisfaction of (A) all debts and liabilities of the Partnership, whether by payment thereof or the making of reasonable provision of payment thereof (including, to the extent permitted by law, any loans or advances that may have been made by any of the members to the Partnership) and (B) the expenses of liquidation not otherwise adequately provided for, whether by payment thereof or the making of reasonable provision of payment thereof, which liabilities set forth in (A) and (B) may be satisfied by the setting up of any reserves that are determined by the General Partner to be reasonably necessary for any contingent, conditional or unmatured liabilities or obligations of the Partnership arising out of, or in connection with, the Partnership; and

(ii)              second, to the Partners in accordance with Section 8.4.

(b)               Notwithstanding any other provisions of this Section 10.2, in the event the Partnership is “liquidated” within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g), but such liquidation does not constitute a dissolution of the Partnership, the assets of the Partnership shall not be liquidated, the liabilities of the Partnership shall not be paid or discharged and the affairs of the Partnership shall not be wound up. Instead, solely for federal income tax purposes, the Partnership shall be deemed to have distributed all of the assets of the Partnership in kind to a new partnership in exchange for an interest in such new partnership and, immediately thereafter, the Partnership shall be deemed to liquidate by distributing interests in the new partnership to the Partners.

(c)               The General Partner and the Limited Partners shall comply with all requirements of applicable law pertaining to the winding up of the affairs of the Partnership and the final distribution of its assets.

Section 10.3        Certificate of Cancellation.

(a)               If a dissolution of the Partnership occurs and all debts, liabilities and obligations of the Partnership have been satisfied (whether by payment or reasonable provision for payment) and all of the remaining property and assets of the Partnership have been distributed, a certificate of cancellation shall be executed and filed with the Secretary of State of the State of Delaware in accordance with the Act.

(b)               Upon cancellation of the Certificate of Limited Partnership by the filing of a certificate of cancellation, the existence of the Partnership shall cease.

Section 10.4        Returns of Contributions Nonrecourse to Partners. Except as otherwise provided by applicable law, upon dissolution of the Partnership, each Partner shall look solely to the assets of the Partnership for the return of its Capital Contributions made to the Partnership, and if the assets of the Partnership remaining after satisfaction (whether by payment or reasonable provision for payment) of the debts, liabilities and obligations of the Partnership are insufficient to return such Capital Contributions, such Partners shall have no recourse against the Partnership, any General Partner or any other Partner, except as otherwise provided by law.

Article XI

MISCELLANEOUS PROVISIONS

Section 11.1        Notices. Wherever provision is made in this Agreement for the giving of any notice, such notice shall be in writing and shall be deemed to have been duly given if mailed by first class United States mail, postage prepaid, addressed to the party entitled to receive the same, or sent by facsimile transmission or sent by overnight courier, if to a Partner, in each case to the addresses or facsimile telephone numbers therefor set forth in Schedule A attached hereto, and if to the Partnership, to:

Healthcare Royalty Holdings, L.P.
300 Atlantic St., Suite 600
Stamford, Connecticut 06901
Attention:	Clarke B. Futch
Fax:	(203) 487-8300

with a copy to:

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
Attention:	Andrew R. Mariniello, Esq.
Jeffrey A. Letalien, Esq.
Fax: (215) 963-5000

or to such other address, in any such case, as any party hereto shall have last designated by notice to the other party. Notice shall be deemed to have been given on the day that it is sent by electronic transmission or, if sent by overnight courier, shall be deemed to have been given one Business Day after delivery by the courier company, or if mailed, five Business Days following the date on which such notice was so mailed. Any Partner may change its address for notices by giving written notice of such change to the other Partners and the Partnership.

Section 11.2        Side Letters; Entire Agreement; Non-Waiver.

(a)               Notwithstanding all the provisions of this Agreement, including Section 11.3, the Management Agreement or the Exchange Agreement, it is hereby acknowledged and agreed that the General Partner, on its own behalf or on behalf of the Partnership, without the approval of any Limited Partner or any other Person, may enter into certain side letters or other supplemental agreements with one or more Limited Partners (or an investor in a Limited Partner) (each a “Side Letter Grantee”) which have the effect of establishing rights under, or altering or supplementing the terms of, this Agreement, the Management Agreement or the Exchange Agreement, including reducing or eliminating the obligations of a Limited Partner (or an investor in a Limited Partner) to make payments (each such side letter, agreement or contract entered into by the General Partner pursuant to this Section 11.2(a), shall hereinafter be referred to as a “Side Letter”). The parties hereto agree that any terms contained in a Side Letter to or with a Side Letter Grantee shall govern with respect to such Side Letter Grantee notwithstanding the provisions of this Agreement, the Management Agreement or the Exchange Agreement; provided that no other Limited Partner solely by reason of this Section 11.2(a), shall be entitled to participate in such Side Letter and provided, further, that the General Partner shall not enter into any Side Letter that has a material adverse effect on the rights of the limited partners of the Feeder Fund.

(b)               This Agreement, including the Schedules hereto, and the Exchange Agreement, and, as to any applicable Side Letter Grantee, any Side Letter between such Side Letter Grantee, the Partnership and/or the General Partner, constitute the entire agreement of the parties hereto and supersedes any prior understandings or written or oral agreements between the parties with respect to the subject matter hereof. To the fullest extent permitted by law, this Agreement is subject in all respects to the provisions of the Exchange Agreement, and nothing in this Agreement shall abridge or alter any rights provided for in the Exchange Agreement. Neither the General Partner nor the Partnership shall take any action (or omit to take any action) that is prohibited by, or inconsistent with, the Exchange Agreement.

Section 11.3        Amendments. Except as required by law or as expressly provided by this Agreement, this Agreement may be amended from time to time only upon the approval of the General Partner and the Majority Class A Limited Partners. The date of adoption of an amendment shall be the date on which the Partnership shall have received the requisite approvals or such later date approved by the General Partner. Any amendment to this Agreement that would alter or change the powers, preferences or special rights of Class B Units so as to affect them materially and adversely, shall be approved by a majority of the votes entitled to be cast by the holders of the units affected by such amendment, voting as a single class, or as otherwise required by applicable law. Any amendment to this Agreement that would alter or change the powers, preferences or special rights of the Class C Unit so as to affect them materially and adversely, shall be approved by the holder of the Class C Unit, or as otherwise required by applicable law.

Section 11.4        No Waivers. No delay on the part of any party in exercising any right hereunder shall operate as a waiver thereof, nor shall any waiver, express or implied, by any party of any right hereunder or of any failure to perform or breach hereof by any other party constitute or be deemed a waiver of any other right hereunder or of any other failure to perform or breach hereof by the same or any other Partner, whether of a similar or dissimilar nature thereof.

Section 11.5        Applicable Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of laws, rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 11.6        SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL; SELECTION OF FORUM. Each party hereto irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (unless the Federal courts have exclusive jurisdiction over the matter, in which case the United Stated District for the District of Delaware, OR UNLESS THE COURT OF CHANCERY OF THE STATE OF DELAWARE DOES NOT HAVE JURISDICTION, IN WHICH CASE THE SUPERIOR COURT OF THE STATE OF DELAWARE) for the purposes of any Legal Proceeding arising out of this Agreement or the transactions contemplated hereby, and agrees to commence any such Legal Proceeding only in such courts. Each party hereto further agrees that service of any process, summons, notice or document by United States registered mail to such Party’s respective address set forth herein shall be effective service of process for any such Legal Proceeding; PROVIDED, THE FOREGOING SHALL NOT AFFECT OR LIMIT ANY RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. TO THE FULLEST EXTENT PERMITTED BY LAW, Each Party irrevocably and unconditionally waives any objection to the laying of venue of any Legal Proceeding out of this Agreement or the transactions contemplated hereby in such courts, and hereby irrevocably and unconditionally waives, TO THE FULLEST EXTENT PERMITTED BY LAW, and agrees not to plead or claim in any such court that any such Legal Proceeding brought in any such court has been brought in an inconvenient forum. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING OR COUNTERCLAIM (WHETHER AT LAW, IN EQUITY, BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF. THE GENERAL PARTNER MAY AGREE IN WRITING WITH ANY LIMITED PARTnER (OR ANY INDIRECT HOLDER OF LIMITED PARTnER INTERESTS) THAT THE PROVISIONS OF THIS SECTION 11.6 SHALL NOT APPLY IN WHOLE OR IN PART TO SUCH PERSON.

Section 11.7        Further Assurances. Each of the Partners hereby agrees, at the request of any other Partner, to execute and deliver all such other and additional instruments and documents and to do such other acts and things as may be reasonably necessary or appropriate to carry out the intent and purposes of this Agreement.

Section 11.8        Assignment of Contracts and Rights. Except in connection with a Transfer permitted under Article IX, no party to this Agreement may assign any of its rights or remedies or delegate any of its obligations under this Agreement without the prior written consent of the General Partner, the Majority Class A Limited Partners, and, to the extent such assignment would be materially adverse to the holders of the Class B Units, the Majority Class B Limited Partners.

Section 11.9        No Right to Partition. The Partners, on behalf of themselves and their stockholders, partners, members, successors and assigns, if any, hereby specifically renounce, waive and forfeit all rights, whether arising under contract or statute or by operation of law, except as otherwise expressly provided in this Agreement, to seek, bring or maintain any action in any court of law or equity for partition of the Partnership or any asset of the Partnership, or any interest which is considered to be Partnership property, regardless of the manner in which title to such property may be held.

Section 11.10    No Third-Party Rights. This Agreement is made solely and specifically between and for the benefit of the parties hereto, and their respective successors and assigns (subject to the express provisions hereof relating to successors and assigns), and is not intended to confer any benefits upon, or create any rights in favor of, any Person other than the parties hereto, except for Covered Persons entitled to indemnification under Section 6.2.

Section 11.11    Successors and Assigns. Subject to the restrictions on Transfer set forth herein, and except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective heirs, personal representatives, successors and permitted assignees under this Agreement.

Section 11.12    Severability. If any provision of this Agreement shall be declared to be invalid, illegal or unenforceable, such provision shall survive to the extent it is not so declared, and the validity, legality and enforceability of the other provisions hereof shall not in any way be affected or impaired thereby, unless such action would substantially impair the benefits to either party of the remaining provisions of this Agreement.

Section 11.13    Remedies Not Exclusive. Except as otherwise provided herein, no remedy herein conferred or reserved is intended to be exclusive of any other available remedy or remedies, and each and every remedy shall be cumulative and shall be in addition to every remedy under this Agreement now or hereafter existing at law or in equity or by statute.

Section 11.14    Representation by Counsel. Each of the parties has been represented by and has had an opportunity to consult legal counsel in connection with the negotiation and execution of this Agreement. Therefore, the parties intend that no provision of this Agreement shall be construed against or interpreted to the disadvantage of any party by any court or arbitrator or any governmental authority by reason of such party having drafted or being deemed to have drafted such provision.

Section 11.15    Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement shall be binding when one or more counterparts, individually or taken together, bear the signatures of each of the parties reflected herein as signatories. For the avoidance of doubt, a Person's execution and delivery of this Agreement by electronic signature and electronic transmission, including via DocuSign or other similar method, shall constitute the execution and delivery of a counterpart of this Agreement by or on behalf of such Person.

Section 11.16    Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of any of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which such party may be entitled.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused their signatures, or the signatures of their duly authorized representatives, to be set forth below as of the day and year first above written.

GENERAL PARTNER OF THE PARTNERSHIP:

HCRX MASTER GP, LLC

By:
Name: Clarke B. Futch
Title: Chairman & Chief Executive Officer

INITIAL LIMITED PARTNER OF THE PARTNERSHIP:

Solely for the purpose of agreeing to the provisions and any obligations under Section 3.1

HEALTHCARE ROYALTY, INC.

By:
	Name:	Clarke B. Futch
	Title:	Chairman & Chief Executive Officer

[Counterpart Signature Page For Each Limited Partner Follows]

[Signature Page to Amended and Restated Limited Partnership Agreement of Healthcare Royalty Holdings, L.P.]

CLASS A LIMITED PARTNER

HEALTHCARE ROYALTY, INC.

By:
Name: Clarke B. Futch
Title: Chairman & Chief Executive Officer

CLASS B LIMITED PARTNER

HCRX Feeder Fund, L.P.

By: HCRX EPA Holdings, LLC, its general partner

By:
Name: Clarke B. Futch
Title: Chairman & Chief Executive Officer

CLASS C LIMITED PARTNER

HCRX EPA Holdings, LLC

By:
Name: Clarke B. Futch
Title: Chairman & Chief Executive Officer

[Signature Page to Amended and Restated Limited Partnership Agreement of Healthcare Royalty Holdings, L.P.]

SCHEDULE A

GENERAL PARTNER

HCRX Master GP, LLC
300 Atlantic St., Suite 600
Stamford, Connecticut 06901

LIMITED PARTNERS

Name	Address	Units	Percentage Interest
Healthcare Royalty, Inc.	300 Atlantic St., Suite 600 Stamford, Connecticut 06901	[•] Class A	[__]%
HCRX Feeder Fund, L.P.	300 Atlantic St., Suite 600 Stamford, Connecticut 06901	[•] Class B	[__]%
HCRX EPA Holdings, LLC	300 Atlantic St., Suite 600 Stamford, Connecticut 06901	1 Class C	0%

Schedule A-1

SCHEDULE B

TRANSFEREE TAX REPRESENTATIONS

Either:

(a)               Such transferee (i) is not a flow-through entity within the meaning of Treasury Regulations Section 1.7704-1(h)(3), and (ii) is and will at all times continue to be, the sole beneficial owner of the interest to be registered in its name (which shall be interpreted to mean that the transferee is not and will not be treated as a nominee for, or agent of, another party or as anything other than the real owner of such interest for federal income tax purposes, at any time); or

(b)               (i) Such transferee is a flow-through entity within the meaning of Regulations Section 1.7704-1(h)(3) and (ii) there is no person (a “Beneficial Owner”) that owns an interest in such transferee such that (x) substantially all of the value of the Beneficial Owner’s interest in such transferee will be attributable to such transferee’s interest (direct or indirect) in the Partnership; and (y) a principal purpose of the use of the tiered arrangement is to permit the Partnership to satisfy the 100-partner limitation in Treasury Regulations Section 1.7704-1(h)(1)(ii);

Such transferee did not purchase, and will not sell, its interest through (a) a national, foreign, regional, local or other securities exchange, (b) PORTAL or (c) over the counter market (including an interdealer quotation system that regularly disseminates firm buy or sell quotations by identified brokers or dealers by electronic means or otherwise);

Such transferee did not purchase, and will not sell, its interest from, to or through (a) a person, such as a broker or dealer, that makes a market in, or regularly quotes prices for, such interests or (b) a person that regularly makes available to the public (including customers or subscribers) bid or offer quotes with respect to the Interest and stands ready to effect, buy or sell transactions at the quoted prices for itself or on behalf of others; and

Such transferee will only sell its interest to a buyer who provides the representations similar to these.

The representations set forth above are intended to ensure that the Partnership will not be treated as a corporation for federal income tax purposes as a result of any transfer. The General Partner may waive any or all of the representations set forth above on the advice of counsel that the transfer of an interest to such transferee will not cause the Partnership to be treated as a corporation for federal income tax purposes, and shall endeavor in good faith to do so if so advised by counsel to the Partnership upon request for waiver by a Limited Partner proposing to transfer, or upon receipt of an opinion from legal counsel to the transferee (provided such legal counsel is of national reputation and specializes in the legal matters involved in such determination) that such transfer will not cause the Partnership to be treated as a publicly traded partnership within the meaning of Section 7704 of the Code. These representations may from time to time be revised by the General Partner on the advice of counsel to the extent necessary to ensure that a transfer will not cause the Partnership to be treated as a corporation for federal income tax purposes.

Schedule B-1

SCHEDULE C

EPAs

Section 1.                EPAs. Subject to the satisfaction of the Conditions, HCRX EPA shall be entitled to EPAs in respect of the Class C Unit in an amount determined in accordance with the terms set forth in this Schedule C.

Section 2.                Determination of Amount of EPAs.

(a)               The amount of the EPAs payable to HCRX EPA in respect of each EPA Portfolio from time to time shall be determined in accordance with the provisions of this Section 2 of Schedule C.

(b)               Subject to the satisfaction of each of the three Conditions and any requirements of applicable law, at the end of each Fiscal Quarter (each, a “Quarterly Determination Date”) HCRX EPA will be entitled to an amount (the “EPA”), which shall be determined for each EPA Portfolio equal to 20% of the Net Economic Profit for such EPA Portfolio for the Measuring Period ending on the Quarterly Determination Date (the “EPA Amount”).

(c)               The payment of any EPA to HCRX EPA in accordance with this Schedule C will be subject to each of the following three conditions:

Condition One: Cumulative Net Economic Profit for such EPA Portfolio as of the Quarterly Determination Date is positive.

Condition Two: The aggregate Projected Cash Receipts for all Portfolio Investments in such EPA Portfolio for all periods commencing after such Quarterly Determination Date are equal to or greater than 130% of the Projected Total Expenses for all Portfolio Investments in such EPA Portfolio through the respective Termination Dates of such Portfolio Investments.

Condition Three: The Projected Cash Receipts for all EPA Portfolios for all periods commencing after such Quarterly Determination Date are equal to or greater than 130% of the Projected Total Expenses for all EPA Portfolios through the respective Termination Dates of such EPA Portfolios.

(d)               The Partnership shall determine the EPA Amount for each EPA Portfolio (if any) in accordance with clause (c) above as soon as reasonably practicable following the relevant Quarterly Determination Date.

(e)               For the avoidance of doubt, HCRX EPA shall not be entitled to an EPA in respect of any Pre-IPO Portfolio Investment.

(f)                The calculation of EPAs made during each Fiscal Year shall be verified by an annual audit of the Partnership’s books of account by an accounting firm selected by HCRX EPA who is acceptable, acting reasonably, to the General Partner. To the extent such audit determines that there has been a net over- or under-calculation of EPAs during such Fiscal Year then, subject to applicable law, the Partnership shall (i) in the case of an under-calculation, distribute an additional amount to HCRX EPA equal to such net under-calculation, and (ii) in the case of an over-calculation in respect of a EPA Portfolio, such over-allocation shall be deducted from future entitlements to any EPAs in respect of such EPA Portfolio, and to the extent that such over-allocation is outstanding as of the final determination of an EPA in respect of such EPA Portfolio, then HCRX EPA shall pay to the Partnership any remaining over-allocation amount.

Schedule C-1

(g)               As used herein, the terms Portfolio Investment, New Portfolio Investment, Royalty Investment, and Pre-IPO Portfolio Investment will each include the Partnership’s proportionate interest in investment assets acquired by entities (including trusts) in which a member of the Group has a direct or indirect ownership interest

(h)               If HCRX EPA determines in good faith that the terms, calculation and allocation procedures set forth in this Schedule C do not appropriately reflect the intention to provide HCRX EPA with EPAs that reflect 20% of the Net Economic Profit of each EPA Portfolio, HCRX EPA may direct the Company to amend the calculation and allocation procedures set forth herein in order to ensure to the extent possible that EPAs do reflect 20% of the Net Economic Profit of each EPA Portfolio. Any such amendments proposed by HCRX EPA shall be subject to the approval of the HCRX Board acting reasonably.

Section 3.                Satisfaction and Distribution of EPAs.

(a)               Following the determination of the EPA Amount for each EPA Portfolio in accordance with Section 2 above, the Partnership shall, subject to applicable law, satisfy the payment of the relevant EPA Amount for each EPA Portfolio by way of a bonus issuance of Class B Units and Class B Common Stock (the “EPA B Units”) in the manner contemplated by Section 3(b)-(c) below. Any EPA B Units issued pursuant to this Section 3(a) shall be treated as an advance against the final year end entitlements as verified under Section 2(f) above, and shall reduce the amount of future distributions that HCRX EPA would otherwise receive pursuant to Section 2 above.

(b)               Any EPA B Units to be issued in satisfaction of an EPA will be issued to HCRX EPA.

(c)               The number of EPA B Units to be issued to HCRX EPA in respect of each EPA Portfolio will be calculated by reference to the following formula:

A =	(B-C-D) E

Where:

“A” is the number of EPA B Units to be issued, provided that any fractions of EPA B Units arising shall be disregarded;

“B” is the EPA Amount for the relevant EPA Portfolio;

Schedule C-2

“C” is the amount of any EPA Advance Amounts paid by the Partnership to HCRX EPA in respect of that EPA Portfolio since the last date on which the relevant EPA Portfolio was entitled to be paid an EPA;

“D” is the amount of any prior outstanding over-allocation under Section 2(f);

“E” is the 10 day trailing VWAP for the Class A Common Stock ending 2 days prior to the proposed date of issuance of the EPA B Units.

Section 4.                Definitions. For purposes of this Schedule C, the following terms shall have the meanings set forth below.

“Acquisition Cost” means, with respect to any Portfolio Investment, the original purchase price and capitalized acquisition costs, such as expenses incurred in sourcing, developing, negotiating, structuring, acquiring and holding of such Portfolio Investment plus any amounts paid in respect of such Portfolio Investment after the Date of Acquisition, such as installment, milestone or other progress or hurdle payments and any other capitalized costs specifically applicable to the Portfolio Investment.

“Acquisition Cost Percentage” means for each Portfolio Investment, a fraction, the numerator of which is the sum of (i) the Unrecovered Acquisition Cost of such Portfolio Investment as of the Last Completed Quarter, if any, plus (ii) the Cumulative Net Economic Loss for such Portfolio Investment as of the Last Completed Quarter, if any, and the denominator of which is the sum of (i) the Unrecovered Acquisition Cost of all Portfolio Investments as of the Last Completed Quarter, if any, plus (ii) the Cumulative Net Economic Loss for all Portfolio Investments as of the Last Completed Quarter, if any.

“Agreed-Upon Analyst” means any nationally recognized investment bank selected by HCRX EPA which prepares reports containing royalty revenue estimates in respect of one or more of the Royalty Investments, including Goldman Sachs, JP Morgan Chase & Co., UBS, Credit Suisse, Cowen, Bank of America Merrill Lynch, Morgan Stanley, Citigroup, Royal Bank of Canada, Wells Fargo, Deutsche Bank, Bernstein, Truist Securities, Raymond James, Piper Jaffrey, SVB Leerink, Mizuho, Stifel, Jefferies and Guggenheim.

“Amortization Completion Date” means, with respect to any Royalty Investment, the Quarterly Determination Date that is at least four full Fiscal Quarters before the first date on which the Royalty Investment is expected to stop or substantially reduce cash flowing, as determined by HCRX EPA, as a result of the expiration of the license or patent relating to such Royalty Investment, or otherwise.

“Analyst Consensus” means the consensus product sales estimates for Royalty Investments from the most recent research report, if any, of each Agreed-Upon Analyst through the Termination Date. Where three or more Agreed-Upon Analysts publish research reports containing product sales estimates for a Royalty Investment, then the Analyst Consensus shall use the median growth rate of the Agreed-Upon Analysts to forecast product sales. For Royalty Investments where there are less than three Agreed-Upon Analysts who forecast product sales, HCRX EPA shall use its discretion to forecast product sales. HCRX EPA shall have the right to adjust the Analyst Consensus for any Royalty Investment to the extent HCRX EPA determines that, based upon HCRX EPA’s own estimates and its reasonable good faith discretion, such Analyst Consensus over- or under-estimates royalty revenue for such Royalty Investment.

Schedule C-3

“Cash Receipts” means with respect to each Portfolio Investment, all cash proceeds received, directly or indirectly, by a member of the Group in respect of such Portfolio Investment during the applicable period.

“Conditions” means the conditions to the payment of any EPAs as set forth in Section 2(c) of this Schedule C.

“Cumulative Net Economic Profit (Loss)” means, for each Portfolio Investment, as of any date, an amount (positive or negative) equal to the difference between (a) the aggregate Cash Receipts for such Portfolio Investment for all Measuring Periods from the Date of Acquisition until such date, minus (b) the Total Expenses allocated to such Portfolio Investment for all Measuring Periods from the Date of Acquisition until such date. A Portfolio is deemed to have positive Cumulative Net Economic Profit if, as of any Quarterly Determination Date, the sum of Cumulative Net Economic Profit (Loss) for all New Portfolio Investments in such Portfolio is positive.

“Date of Acquisition” means, with respect to each New Portfolio Investment, the date such New Portfolio Investment is acquired.

“EPA” has the meaning provided in Section 2(b) of this Schedule C.

“EPA 1 Portfolio” means the Portfolio Investments made during the period commencing on the IPO Date and ending on December 31, 2022.

“EPA Amount” has the meaning provided in Section 2(b) of this Schedule C.

“EPA Portfolio” means each New Portfolio which is subject to the payment of EPAs as set forth in this Schedule C, including the EPA 1 Portfolio.

“Fiscal Quarter” means the calendar quarter or, in the case of the first fiscal quarter of the Partnership, the period commencing on the date of commencement of operations of the Partnership and ending on the last day of the next following calendar quarter and in the case of the last Fiscal Quarter of the Partnership ending on the date on which the winding up of the Partnership is completed, as the case may be.

“Fiscal Year” means the calendar year, or in the case of the last Fiscal Year, the period commencing on the first date of the relevant calendar year and ending on the date on which the Partnership is terminated.

“Group” means the Partnership and its Subsidiaries.

“Interest Expense” means with respect to each Portfolio Investment, for any Measuring Period, the portion of the interest expense attributable to the Total Indebtedness that is allocable to such Portfolio Investment. A Portfolio Investment’s allocable portion of interest expense shall be determined by multiplying the aggregate amount of interest expense for all Portfolio Investments during the Last Completed Quarter by such Portfolio Investment’s Acquisition Cost Percentage.

Schedule C-4

“IPO Date” means July [__], 2021, which is the closing date of the initial public offering of Class A Common Stock.

“Last Completed Quarter” means, for any Measuring Period, the last day of the last full calendar quarter completed immediately prior to the end of such Measuring Period.

“Liquid Investments” means short-term investments consisting of (a) United States government and agency obligations maturing within one (1) year, (b) commercial paper on corporate debt rated not lower than A-1 by Standard & Poor’s Corporation or P-1 by Moody’s Investor Services, Inc. with maturities of not more than one (1) year and one (1) day, (c) interest-bearing deposits in United States banks and United States branches of French, Japanese, English, Swiss, Irish, German, Cayman Islands, Dutch or Canadian banks, or in Investors Bank & Trust, in any case having one of the ratings referred to above, or the equivalent thereof from an internationally recognized financial information and rating service other than Standard & Poors Corporation or Moody’s Investor Services, Inc., maturing within 180 days, and (d) money market mutual funds or prime funds with assets of not less than $250 million ($250,000,000) and all or substantially all of which assets are reasonably believed by HCRX EPA to consist of items described in one or more of the foregoing clauses (a), (b) and (c).

“Measuring Period” means, for each New Portfolio, the period starting on the latest of (i) the IPO Date; (ii) the Date of Acquisition of the first New Portfolio Investment of such New Portfolio; and (iii) the day following the last preceding Measuring Period in respect of which HCRX EPA received an EPA in respect of such New Portfolio and ending on the current Quarterly Determination Date.

“Net Economic Profit” means, with respect to each Portfolio, for any Measuring Period, the excess (if any) of: (a) the aggregate Cash Receipts for all New Portfolio Investments in such Portfolio during such Measuring Period minus (b) the Total Expenses for such Portfolio allocable thereto in accordance with this Schedule C during such Measuring Period.

“New Portfolio” means one or more groupings of New Portfolio Investments that are designated as a separate Portfolio on or after the IPO Date. The initial New Portfolio shall be the EPA 1 Portfolio which shall consist of New Portfolio Investments made until December 31 2022. Each New Portfolio that is established after the EPA 1 Portfolio shall consist of New Portfolio Investments made during each two (2) year period thereafter. HCRX EPA shall assign such naming designations to each New Portfolio as it shall deem convenient, but each such Portfolio, however named, shall be deemed a New Portfolio for the purposes of this Schedule C.

Schedule C-5

“New Portfolio Investment” means all Portfolio Investments acquired by a member of the Group, directly or indirectly, after the IPO Date.

“Operating and Personnel Payments” means the quarterly operating and personnel payments that are paid to the Manager pursuant to the Management Agreement and any other fees that are paid to the Manager by HCRX, the Partnership, and their Subsidiaries.

“Operating Expense” means, with respect to any Portfolio Investment for any Measuring Period, the sum of (a) any costs which are specifically allocable to such Portfolio Investment, including the Operating and Personnel Payments derived from such Portfolio Investment but excluding any capitalized costs included in Acquisition Cost, plus (b) such Portfolio Investment’s allocable portion of all expenses not allocable pursuant to clause (a) hereof payable by a member of the Group and the Group’s allocable portion of expenses borne by entities in which a member of the Group has a direct or indirect ownership interest, not including (i) Operating and Personnel Payments, (ii) Interest Expense, or (iii) Recovery of Acquisition Cost. A Portfolio Investment’s allocable portion of the expenses specified in clause (b) above shall be equal to the product of (i) such expenses multiplied by (ii) a fraction, the numerator of which is the Operating and Personnel Payment derived from such Portfolio Investment during such Measuring Period and the denominator of which is the sum of Operating and Personnel Payments derived from all Portfolio Investments in such Portfolio during such Measuring Period.

“Portfolio” means each New Portfolio and the Pre-IPO Portfolio.

“Portfolio Investment” means all Royalty Investments held, directly or indirectly, by a member of the Group. For the avoidance of doubt, (i) this term will include Portfolio Investments made after the IPO Date, as well as Portfolio Investments transferred to the Partnership by the Legacy HCR Partnerships in connection with the IPO, (ii) this term will include the Group’s proportionate interest in investment assets held through trusts or other entities in which a member of the Group has a direct or indirect ownership interest, and (iii) this term will not include Liquid Investments.

“Pre-IPO Portfolio” means a portfolio of all Pre-IPO Portfolio Investments.

“Pre-IPO Portfolio Investment” means each Portfolio Investment held by the Legacy HCR Partnerships immediately prior to the IPO Date.

“Projected Cash Receipts” means, as of any Quarterly Determination Date, for any Royalty Investment, the aggregate Cash Receipts projected by HCRX EPA to be received by any member of the Group (or the Group’s proportionate share of any such Cash Receipts received by a trust or other entity in which a member of the Group has a direct or indirect ownership interest). Projected Cash Receipts shall be calculated by HCRX EPA based on the Analyst Consensus of product sales forecasts for the period beginning on the day following such Quarterly Determination Date and ending upon the Termination Date for such Portfolio Investment.

“Projected Total Expenses” means, as of any Quarterly Determination Date for any Portfolio Investment, the aggregate Total Expenses which are projected by HCRX EPA to be allocated to such Portfolio Investment. Projected Total Expenses will be measured over a period beginning on the day following such Quarterly Determination Date and ending upon the Termination Date for such Portfolio Investment.

“Quarterly Determination Date” has the meaning provided in Section 2(b).

Schedule C-6

“Recovery of Acquisition Cost” means, for any Measuring Period, an amount equal to the portion of Acquisition Cost scheduled to be amortized for such Royalty Investment during such Measuring Period, calculated utilizing a quarterly straight line amortization schedule. Amortization shall begin as of the Date of Acquisition of a Royalty Investment (or, if later, the date on which the applicable Royalty Investment first generates Cash Receipts (or in the case of Projected Cash Receipts the date the applicable Royalty Investment is expected to generate Cash Receipts) for the Group) and shall end as of the Amortization Completion Date. HCRX EPA may accelerate the applicable schedule of amortization for a Royalty Investment if it deems it appropriate to do so, including due to a decline in Projected Cash Receipts for such Royalty Investment.

“Royalties” means intellectual property (including patents) or other contractual rights to income derived from the sales of, or revenues generated by, pharmaceutical, biopharmaceutical, medical and/or healthcare products, processes, devices or enabling and delivery technologies that are protected by patents, trademarks or copyrights, governmental or other regulations or otherwise by contract.

“Royalty Investment” means any acquisition of (including, without limitation, any secondary purchase of existing assets), or financing or investment in, or any acquisition, financing or investment relating directly or indirectly to Royalties, which may include, without limitation (i) purchases of Royalties, (ii) Royalty notes, (iii) SYNTHETIC ROYALTYTM financings, (iv) ownership interests in any entities, including entities formed for the purpose of holding Royalties or substantially all of the assets of which consist of Royalties; (v) structured debt, (vi) any securities, investments or contracts that may provide a hedge for Royalties; and (vii) other assets and investments considered by the Manager to be related to the foregoing.

“Termination Date” means for each Royalty Investment, the date on which the Royalty Investment is expected to stop cash-flowing as a result of the expiration of the license or patent relating to the Royalty Investment, or otherwise, as determined by HCRX EPA in its reasonable discretion.

“Total Expenses” means, with respect to any Portfolio Investment, the sum of (a) Operating Expense, (b) Recovery of Acquisition Cost, plus (c) Interest Expense allocable to such Portfolio Investment in accordance with this Schedule C.

“Total Indebtedness” means (i) all financial indebtedness incurred by a member of the Group or (ii) allocable to a member of the Group in respect of financial indebtedness incurred by trusts or other entities holding Portfolio Investments.

“Unrecovered Acquisition Cost” means, for each Portfolio Investment, as of any date, the excess (if any) of (i) the Acquisition Cost of such Portfolio Investment over (ii) an amount equal to the cumulative amount of Recovery of Acquisition Costs for such Portfolio Investment for all periods prior to such date.

Schedule C-7